As filed with the Securities and Exchange Commission on April 12, 2002
                                                      Registration No. 333-


                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                                  Form S-3
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933


                          RARE MEDIUM GROUP, INC.
           (Exact Name of Registrant as Specified in Its Charter)


       Delaware                                            23-2368845
(State or Other Jurisdiction of                         (I.R.S. Employer
 Incorporation or Organization)                         Identification Number)


                       44 West 18th Street, 6th Floor
                             New York, NY 10011
                               (646) 638-9700
  (Address, Including Zip Code, and Telephone Number, Including Area Code,
                of registrant's principal executive offices)

                           Robert C. Lewis, Esq.
            Senior Vice President, General Counsel and Secretary
                          Rare Medium Group, Inc.
                       44 West 18th Street, 6th Floor
                          New York, New York 10011
                               (646) 638-9700

         (Name, Address, Including Zip Code, and Telephone Number,
                Including Area Code, of Agent For Service)

                                  Copy to:
                         Gregory A. Fernicola, Esq.
                          David J. Friedman, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                             Four Times Square
                          New York, New York 10036
                               (212) 735-3000

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |_|
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                      CALCULATION OF REGISTRATION FEE
========================================= ============ =================== ===================== ===================
                                                            Proposed
                                           Amount to        Maximum          Proposed Maximum
     Title of Each Class of Securities        be        Aggregate Price     Aggregate Offering       Amount of
            to be Registered              Registered       Per Share              Price           Registration Fee
----------------------------------------- ------------ ------------------- --------------------- -------------------
Rights                                    52,615,467          N/A                  N/A               $ -0- (1)
----------------------------------------- ------------ ------------------- --------------------- -------------------
Common Stock, par value $0.01 per share   52,615,467        $0.33(2)          $17,363,104(3)         $1,597.41
========================================= ============ =================== ===================== ===================
(1)    The Rights are being issued without consideration.
(2)    Estimated solely for purposes of calculating the registration fee.
(3)    Represents the aggregate gross proceeds from the exercise of the maximum number of rights as may be issued.


   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


[FLAG]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.




                Subject to Completion. Dated April 12, 2002.

Prospectus

                             91,381,315 Shares

                          Rare Medium Group, Inc.

                                Common Stock


         We are distributing at no charge to the holders of our common stock, warrants and preferred stock non-transferable subscription rights to purchase up to an aggregate of 91,381,315 shares of our common stock (or, in the case of rights distributed to the Apollo Stockholders (as defined
below), non-voting common stock) at a cash subscription price of $       per
share. The rights offering is being made in connection with an agreement to settle our outstanding class action litigation. In accordance with the settlement, the Apollo Stockholders have purchased in advance 38,765,848 shares of our non-voting common stock, which equals the number of shares of voting common stock that the Apollo Stockholders would otherwise have been entitled to purchase in the rights offering, after giving effect to the cancellation of some warrants in connection with the litigation settlement.

         The total purchase price of shares offered in this rights
offering, including the advance purchase by the Apollo Stockholders, will
be approximately $        million if the rights offering is fully subscribed.
You will not be entitled to receive any rights unless you are a stockholder
of record as of the close of business on May   , 2002. Concurrently with this
rights offering, we are soliciting our stockholders to approve the rights offering and a one for ten reverse stock split at a special meeting of
stockholders to be held on June    , 2002.

         If the rights offering and reverse stock split are approved, the rights offering will be completed 3 business days after the special meeting. It is expected that the reverse stock split will be effected promptly following the closing of the rights offering. Accordingly, there will be no adjustment to the subscription price in the rights offering as a result of the reverse stock split. If the rights offering is not consummated by June 30, 2003 or is not approved by our stockholders, it will not be completed and a committee consisting of all of our independent directors desiring to serve on such committee may elect to rescind the advance purchase of 38,765,848 shares of non-voting common stock by the Apollo Stockholders.

         The rights will expire if they are not exercised by 5:00 p.m., New York City time, on June , 2002, the expected expiration date of this rights offering. We, in our sole discretion, may extend the period for exercising the rights. Rights which are not exercised by the expiration date of the rights offering will expire and will have no value. You should carefully consider whether or not to exercise your rights before the expiration date.

         The rights may not be sold or transferred except under the very limited circumstances described later in this prospectus.

         Shares of our common stock are quoted on the Nasdaq National Market under the symbol "RRRR." The last sale price of our common stock on
April   , 2002 was $     per share.


                                                  Per Share              Minimum             Maximum

         Subscription Price...............     $                     $                     $
         Estimated Expenses...............     $                     $                     $
         Net Proceeds to Rare Medium......     $                     $                     $

         An investment in our common stock is very risky. You should consider carefully the risk factors beginning on page 8 in this prospectus before exercising your rights.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

              The date of this prospectus is          , 2002



                             Table of Contents

                                                                         Page

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................iv
QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING............................v
PROSPECTUS SUMMARY.........................................................1
RISK FACTORS...............................................................8
THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS.......................18
THE RIGHTS OFFERING.......................................................19
APOLLO ADVANCE PURCHASE AND INVESTMENT AGREEMENT..........................29
USE OF PROCEEDS...........................................................31
CAPITALIZATION............................................................32
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.....................33
LEGAL MATTERS.............................................................34
EXPERTS...................................................................34
WHERE CAN YOU FIND MORE INFORMATION.......................................35



              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission, or the SEC, allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. Specifically, we are incorporating by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         o        Our Preliminary Proxy Statement for a Special Meeting of
                  Stockholders, filed with the SEC concurrently with this Registration Statement;

         o        Our Annual Report on Form 10-K for the year ended
                  December 31, 2001;

         o Our Current Report on Form 8-K filed with the SEC on April 4, 2002;

         o        Our Definitive Proxy Statement for an Annual Meeting of
                  Stockholders held on March 28, 2002; and

         o        Our Definitive Proxy Statement for an Annual Meeting of
                  Stockholders held on August 19, 1999, which includes a description of our capital stock and the terms of the Apollo Stockholders' original investment.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                           Robert C. Lewis, Esq.
                           Senior Vice President,
                       General Counsel and Secretary
                          Rare Medium Group, Inc.
                       44 West 18th Street, 6th Floor
                             New York, NY 10011
                         Telephone: (646) 638-9700

         This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

         Any statement contained in this prospectus or in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

              QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING


Q:       What is the rights offering?

A: The rights offering is a distribution to holders of our common stock, warrants and preferred stock of one non-transferable subscription right to purchase one additional share of our common stock (or, in the case of rights distributed to the Apollo
         Stockholders, non-voting stock) for each share of common stock owned (or, in the case of the warrants and the preferred stock, one right for each share of common stock issuable upon exercise or conversion) as of May , 2002, the record date.

Q:       What is a subscription right?

A: Each subscription right is a right to purchase a share of our common stock and carries with it a basic subscription privilege and an over-subscription privilege.

Q:       What is the basic subscription privilege?

A:       The basic subscription privilege of each right entitles you to purchase one share of our common stock at the subscription price
         of $    per share.

Q:       What is the over-subscription privilege?

A: The over-subscription privilege of each right entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of our common stock at the same subscription price per share.

Q:       Why are we engaging in a rights offering?

A: The rights offering is being made in connection with an agreement to settle our outstanding class action litigation. The primary purpose for the rights offering is to raise equity capital in a cost-effective manner in order to satisfy potential and expected cash needs, to take advantage of business opportunities including future opportunities relating to the Mobile Satellite Ventures, L.P. ("MSV") joint venture.

Q:       What happens if I choose not to exercise my subscription rights?

A: You will retain your current number of shares of common stock even if you do not exercise your subscription rights. However, due to the advance purchase of 38,765,848 shares of non-voting common stock by the Apollo Stockholders and if other stockholders exercise their subscription rights and you do not, the percentage of our common stock that you own will decrease, and your voting and other rights will be diluted.

         Furthermore, even though the rights will be offered on a one for one basis to each holder of our common stock, due to the anti-dilution adjustments and the participation rights of the preferred stock and the Series 1-A and 2-A Warrants, the percentage of common stock owned by stockholders, other than the Apollo Stockholders, will decrease. This will be the case even if you exercise the rights you will receive in full.

Q:       Can the board of directors cancel the rights offering?

A: Yes. The board of directors may decide to cancel the rights offering at any time and for any reason. In addition, we are soliciting our stockholders to approve the rights offering. If the rights offering is not consummated by June 30, 2003 or is not approved by the stockholders, the rights offering will be cancelled. If we cancel the rights offering, any money received from subscribing stockholders will be refunded promptly, without interest. If the rights offering is cancelled, a committee consisting of all of our independent directors desiring to serve on such committee may elect to rescind the advance purchase of 38,765,848 shares of non-voting common stock by the Apollo
         Stockholders. See "The Rights Offering - Cancellation Right."

Q: What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, custodian bank or other nominee?

A: If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q: Will I be charged a sales commission or a fee if I exercise my subscription rights?

A: No. We will not charge a brokerage commission or a fee to rights holders for exercising their rights. However, if you exercise your rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.

Q: Are there any conditions to my right to exercise my subscription rights?

A: Yes. The rights offering is expressly conditioned upon approval by our stockholders and will not be undertaken if stockholder approval is not obtained. Please see "The Rights
         Offering--Conditions to the Rights Offering" on page 21.

Q: What is the board of directors recommendation regarding the rights offering?

A: Our board of directors is not making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision based on your own assessment of the rights offering.

Q:       How many shares may I purchase?

A: You will receive one non-transferable subscription right for each share of common stock (or, in the case of the preferred stock and warrants, one non-transferable subscription right for each share of common stock issuable upon conversion or exercise) that you owned on May , 2002, the record date. Each subscription right contains the basic subscription privilege and the over-subscription privilege. Each basic subscription privilege entitles you to purchase one share of common stock for $ . See
         "The Rights Offering - Basic Subscription Privilege." Each over-subscription privilege entitles you to subscribe for additional shares of our common stock at the same subscription price per share on a pro-rata basis to the number of shares you purchased under your basic subscription privilege, provided you fully exercise your basic subscription privilege. "Pro-rata" means in proportion to the number of shares of our common stock which you and the other rights holders have purchased by exercising your basic subscription privileges on your common stock holdings. See
         "The Rights Offering - Over-Subscription Privilege." Exclusive of the 38,765,848 shares of non-voting common stock purchased in advance by the Apollo Stockholders, an aggregate of 52,615,467 rights are to be distributed to stockholders other than the Apollo
         Stockholders.

         The Apollo Stockholders will be deemed to have exercised their basic subscription rights by their advance purchase of our non-voting common stock and have agreed not to exercise the rights they receive in the rights offering and to hold the rights until they expire, except that the Apollo Stockholders may exercise their over-subscription privilege. An aggregate of 52,615,467 shares of common stock are available for purchase in the basic subscription privilege by stockholders other than the Apollo
         Stockholders.

Q:       How was the $0.       per share subscription price established?

A: The subscription price per share was established by our board of directors and is reflected in our agreement dated April 2, 2002 with the Apollo Stockholders whereby the Apollo Stockholders purchased in advance 38,765,848 shares of non-voting common stock, which equals the number of shares of voting common stock that the Apollo Stockholders would otherwise have been entitled to purchase in the rights offering, after giving effect to the cancellation of some warrants in connection with the settlement of outstanding litigation. The Apollo Stockholders paid $0.255 per share for an aggregate purchase price of $9,885,291.

         As provided for in our agreement with the Apollo Stockholders, the subscription price was set at 85% of the average market price of the common stock over a number of trading days prior to the commencement of the rights offering as determined in good faith by our board of directors, but in no event greater than $0.33 per share or less than $0.18 per share. The agreement also adjusts the per share advance purchase price paid by the Apollo Stockholders to equal the per share subscription price for the rights offering.
         Therefore, if you exercise your rights, you will be paying the same price per share as the Apollo Stockholders are paying.

Q:       Is exercising my subscription rights risky?

A: The exercise of your rights involves risks. Exercising your rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading "Risk Factors," beginning on page 8.

Q:       May I transfer my rights if I do not want to purchase any shares?

A: No. Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights. However, rights will be transferable to affiliates of the recipient and by operation of law, for example, upon death of the recipient.

Q:       Am I required to subscribe in the rights offering?

A:       No.

Q:       How many shares will be outstanding after the rights offering?

A: The number of shares of common stock that will be outstanding immediately after the rights offering will depend on the number of shares that are purchased in the rights offering. If we sell all of the shares being offered, then we will have issued 91,381,315 shares of common stock in connection with the rights offering
         (including the 38,765,848 shares of non-voting common stock which the Apollo Stockholders purchased in the advance purchase). In that case, we will have 156,706,281 shares of common stock outstanding immediately after the rights offering (of which at least 38,765,848 will be shares of non-voting common stock).

Q: How will the rights offering affect the Apollo Stockholders' ownership of our common stock?

A:       Currently, the Apollo Stockholders beneficially own approximately
         19.5% of our outstanding voting common stock and all of our outstanding shares of preferred stock. Because the Apollo
         Stockholders are entitled to cast a maximum of 9,750,000 votes with respect to the preferred stock, the common and preferred stock owned by the Apollo Stockholders represents approximately
         29.9% of the voting power of our outstanding voting securities.
         The Apollo Stockholders have agreed to purchase only non-voting common stock in the rights offering.

         If no rights holder exercises its rights in the rights offering, the Apollo Stockholders will beneficially own approximately 29.9% of the voting power of our outstanding voting securities and approximately 49.5% of our outstanding common stock (approximately
         66.4% of our common stock if the Apollo Stockholders exercise their over-subscription privilege in full). If no rights holder exercises its rights in the rights offering, the Apollo
         Stockholders will continue to own voting securities representing approximately 29.9% of the voting power, since the Apollo
         Stockholders are acquiring non-voting common stock in the rights offering.

         If all rights holders fully exercise their basic subscription privileges, then the Apollo Stockholders will beneficially own approximately 32.8% of our outstanding common stock. Even though the rights will be offered on a one for one basis to each holder of our common stock, due to the anti-dilution adjustments and the participation rights of the preferred stock and the Series 1-A and 2-A Warrants, the percentage of common stock owned by stockholders, other than the Apollo Stockholders, will decrease.
         This will be the case even if you exercise the rights you will receive in full.

         As described on page 3, an affiliate of the Apollo Stockholders is in the process of conducting a tender offer to purchase up to 15,002,909 shares of common stock at a price of $0.28 per share.
         The tender offer is scheduled to expire on May 7, 2002.
         Accordingly, none of the share amounts or ownership or voting percentages in this prospectus give effect to the results of the tender offer. The Apollo Stockholders have agreed that so long as any tendered shares are held by them or any of their affiliates, the Apollo Stockholders and their affiliates will cause all such shares held by them, which would otherwise entitle the Apollo
         Stockholders and their affiliates, collectively, to cast more than 29.9% of voting power of our outstanding capital stock, to be voted pro-rata with all other votes cast by holders of common stock.

Q: After I exercise my rights, can I change my mind and cancel my purchase?

A: No. Once you send in your subscription certificate and payment you cannot revoke the exercise of your rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the $ per share purchase price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $ per share. See "The Rights
         Offering - No Revocation."

Q: What are the federal income tax consequences of exercising my subscription rights?

A: A holder should not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. See "Certain United
         States Federal Income Tax Consequences" on page 34.

Q: If the rights offering is not completed, will my subscription payment be refunded to me?

A: Yes. The subscription agent will hold all funds it receives in escrow until completion of the rights offering. If the rights offering is not completed, the subscription agent will return promptly, without interest, all subscription payments.

Q:       What effect will the one for ten reverse stock split have on the
         $         per share subscription price in the rights offering?

A:       Since the one for ten reverse stock split will take place
         following the closing of the rights offering it will have no
         effect on the $        per share subscription price.

Q:       What should I do if I have other questions?

A:       If you have questions or need assistance, please contact       , the
         information agent, at:


         Banks and brokerage firms please call             .

         For a more complete description of the rights offering, see "The
Rights Offering" beginning on page 19.


                             PROSPECTUS SUMMARY

         This summary highlights some of the information from this prospectus and may not contain all the information that is important to you. You should read the entire prospectus, including the section entitled
"Risk Factors" beginning on page 8 and the documents incorporated by reference in this prospectus, including our consolidated financial statements and related notes contained in our annual report on Form 10-K, before deciding to exercise your rights and investing in our common stock.

         In this prospectus, unless the context otherwise requires a different meaning, all references to "Rare Medium," "we," "our," "us" or "our company" refer to Rare Medium Group, Inc. and its subsidiaries. All references to "Rare Medium, Inc." refer to our wholly owned subsidiary, Rare Medium, Inc. and its subsidiaries. All references to the "Apollo
Stockholders" refer to Apollo Investment Fund IV, L.P., Apollo Overseas
Partners IV, L.P., AIF IV/RRRR LLC and their affiliates. Unless the context otherwise requires a different meaning, all references to "common stock" refers to our voting common stock and non-voting common stock combined.

         None of the share numbers or other amounts contained in this prospectus give effect to the pending tender offer by an affiliate of the Apollo Stockholders or the proposed one for ten reverse stock split that we plan to do following the rights offering if the reverse stock split is approved by our stockholders. The prospectus will be amended prior to the commencement of the rights offering to reflect the results of the tender offer.


                                Our Company

         From 1998 through the third quarter of 2001, our principal business was conducted through our subsidiary Rare Medium, Inc., which developed Internet e-commerce strategies, business processes, marketing communications, branding strategies and interactive content using
Internet-based technologies and solutions. As a result of the weakening of general economic conditions which caused many companies to reduce spending on Internet-focused business solutions, a decision to discontinue Rare
Medium, Inc.'s operations, along with those of its LiveMarket, Inc.
subsidiary, was made at the end of the third quarter of 2001.

         From 1999 through the first quarter of 2001, we made venture investments by taking strategic minority equity positions in other independently managed companies. Additionally, in the past, we have developed, managed and operated companies in selected Internet-focused market segments. During the first quarter of 2001, we reduced our focus on these businesses and substantially ceased providing funding to these start-up companies. Additionally, we sold a majority of our equity interest in the operations of three companies: ChangeMusic Network and ePrize in April 2001 and Regards.com in December 2001. Currently, we are no longer actively seeking new start-up opportunities or venture investments, nor are we managing or operating any start-up companies.

         As a result of the decision to discontinue the operations of Rare
Medium, Inc. and LiveMarket, the operating results reported in our statements of operations as continuing operations include the consolidated results of Rare Medium Group, Inc., our 80% owned MSV Investors, LLC subsidiary, and our start-up companies, up to their respective dates of sale or shutdown. The results of Rare Medium, Inc. and LiveMarket are reflected as discontinued operations.

         In November 2001, through our MSV Investors, LLC subsidiary, we became a participant in the MSV joint venture, a joint venture which includes TMI Communications, Inc., Motient Corporation, and certain other investors. The MSV joint venture is currently a provider of mobile digital voice and data communications services via satellite in North America. We expect to become an increasingly active participant in the MSV joint venture and have designated three members of the 12-member board of directors of the MSV joint venture's corporate general partner.

         In addition to winding down Rare Medium, Inc., our current operations consist of actively managing our interest in the MSV joint venture. Our principal assets consist of our interest in the MSV joint venture, five million shares of XM Satellite Radio, Inc. common stock, a promissory note from Motient Corporation with a principal amount of $19.0 million, our remaining investments in our venture portfolio companies, and cash, cash equivalents and short-term investments.

                            Recent Developments

         On April 3, 2002, we announced that we and the Apollo Stockholders entered into a Stipulation of Settlement relating to the putative class action suit, In Re Rare Medium Group, Inc. Shareholders Litigation, C.A.
No. 18879-NC, brought by holders of our common stock challenging our previously proposed plan of merger with Motient Corporation. In connection with the Stipulation of Settlement, we also announced our intent to effect a one for ten reverse stock split and to commence the rights offering. In connection with the settlement, we entered into an Investment Agreement with the Apollo Stockholders who agreed to purchase in advance a number of shares of our non-voting common stock that equals the number of shares of voting common stock that they would otherwise have been entitled to purchase in the rights offering, after giving effect to the cancellation of some warrants in connection with the litigation settlement. The description of the Investment Agreement and the Stipulation of Settlement in this prospectus is qualified in its entirety by the text of the Investment
Agreement and the Stipulation of Settlement, respectively, which are exhibits to the registration statement that includes this prospectus

         Advance Purchase by the Apollo Stockholders. Under the Investment
Agreement, the Apollo Stockholders purchased 38,765,848 shares of our non-voting common stock. This purchase equals the number of shares of voting common stock that the Apollo Stockholders would otherwise have been entitled to purchase in the rights offering, after giving effect to the cancellation of some warrants in connection with the litigation settlement.
The Apollo Stockholders paid $0.255 per share for an aggregate purchase price of $9,885,291. The Investment Agreement adjusts the per share advance purchase price paid by the Apollo Stockholders to equal the per share subscription price for the rights offering. In the event that the rights offering is not consummated by June 30, 2003 or is not approved by our stockholders, a committee consisting of all of our independent directors desiring to serve on such committee may elect to rescind the purchase of non-voting stock.

         Stipulation of Settlement. We and the Apollo Stockholders have agreed:

         o that the Apollo Stockholders will vote all of their shares in favor of the rights offering, the reverse stock split and the proposal, described below, regarding the potential exchange of the non-voting common stock for common stock under specified limited conditions; except that the shares of common stock acquired in the tender offer will be voted pro-rata with all other votes cast on those issues by holders of voting common stock;

         o        that, in connection with the rights offering, the Apollo
                  Stockholders will waive anti-dilution rights in their preferred stock and warrants with respect to the non-voting common stock acquired by the Apollo
                  Stockholders in the advance purchase or their over-subscription privilege in the rights offering;

         o that the Apollo Stockholders' existing registration rights will be modified to cover the additional shares of common stock and non-voting stock that were acquired pursuant to the tender offer and the advance purchase and that they may acquire pursuant to the over-subscription privilege in the rights offering;

         o        that, subject to stockholder approval, the Apollo
                  Stockholders may exchange the non-voting common stock for common stock in connection with any transfer of the shares to a non-affiliate, in an amount not to exceed 10% of our voting power, and such transferee, to the Apollo
                  Stockholders' knowledge, will not, as a result of the transfer, hold more than 15% of our voting power;

         o        that, subject to stockholder approval, the Apollo
                  Stockholders may also exchange the non-voting common stock for common stock if they will hold, after giving effect to such exchange, less than 29.9% of our voting power;

         o that so long as any tendered shares are held by them or any of their affiliates, the Apollo Stockholders will cause all such shares, which would otherwise entitle the Apollo Stockholders and their affiliates, collectively, to cast more than 29.9% of the voting power of our capital stock, to be voted pro-rata with all other votes cast by holders of voting common stock;

         o subject to final court approval of the Stipulation of Settlement, that 20% of the warrants held by the Apollo
                  Stockholders to acquire shares of common stock will be cancelled;

         o subject to final court approval of the Stipulation of Settlement, that the Apollo Stockholders will elect to receive dividends on their shares of preferred stock in the form of additional shares of preferred stock, in lieu of cash dividends, for any dividend payment date occurring after June 30, 2002 and on or prior to June 30, 2004; and

         o subject to final court approval of the Stipulation of Settlement, that the Apollo Stockholders will agree to vote for two independent directors to our board of directors for the next five years.

         Tender Offer. As part of the Stipulation of Settlement, on April
9, 2002, the Apollo Stockholders commenced a cash tender offer at a price of $0.28 per share for up to 15,002,909 shares, or approximately 23% of our outstanding common stock. In accordance with the Stipulation of Settlement, the $0.28 per share tender offer price equals 105% of the average closing prices of the common stock for the five trading days prior to April 9, 2002. The tender offer is scheduled to expire on May 7, 2002. The Apollo
Stockholders have agreed that so long as any tendered shares are held by them or any of their affiliates, the Apollo Stockholders and their affiliates will cause all such shares held by them, which would otherwise entitle the Apollo Stockholders and their affiliates, collectively, to cast more than 29.9% of voting power of our outstanding capital stock, to be voted pro-rata with all other votes cast by holders of common stock. The tender offer is intended to provide additional liquidity for our common stockholders and, thereby, provide near term support for the market price of our common stock in light of our recent announcement of the one for ten reverse stock split. The tender offer will be concluded prior to commencement of the rights offering.

         Reverse Split of our Common Stock. On April 3, 2002, we announced our intention to effect a one for ten reverse split of our common stock.
The reverse stock split is intended to assist us in meeting the Nasdaq
National Market's minimum closing bid price requirement of $1.00 per share.
The reverse stock split is subject to stockholder approval. If approved by our stockholders, we expect that the reverse stock split will be effected promptly following the closing of the rights offering. Accordingly, there will be no adjustment to the subscription price in the rights offering as a result of the reverse stock split. However, we are not required to effect the reverse stock split and we are permitted to abandon it at any time prior to it being effected.


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                                                THE RIGHTS OFFERING

Rights.................................................      We will distribute to each stockholder and warrant
                                                             holder of record on May     , 2002, at no charge, one
                                                             non-transferable subscription right for each share of
                                                             our common stock then owned (or, in the case of the
                                                             preferred stock and warrants, one subscription right
                                                             for each share of common stock issuable upon conversion
                                                             or exercise) as of May      , 2002, the record date.
                                                             The rights will be evidenced by a non-transferable
                                                             rights certificate.  Since the Apollo Stockholders have
                                                             funded in advance their subscription amount, the Apollo
                                                             Stockholders will be deemed to have exercised their
                                                             basic subscription rights by their advance purchase of
                                                             our non-voting common stock and have agreed not to
                                                             exercise the rights they receive in the rights offering
                                                             and to hold the rights until they expire, except that
                                                             the Apollo Stockholders may exercise their
                                                             over-subscription privilege.

Basic Subscription Privilege...........................      Each right will entitle the holder to purchase one
                                                             share of our common stock for $      , the per share
                                                             subscription price.

Over-Subscription Privilege............................      Each rights holder who elects to exercise its basic
                                                             subscription privilege in full may also subscribe for
                                                             additional shares at the same subscription price per
                                                             share.  If an insufficient number of shares is
                                                             available to fully satisfy the over-subscription
                                                             privilege requests, the available shares will be
                                                             distributed proportionately among rights holders who
                                                             exercised their over-subscription privilege based on
                                                             the number of shares each rights holder subscribed for
                                                             under the basic subscription privilege.  The
                                                             Subscription Agent will return any excess payments by
                                                             mail without interest or deduction promptly after the
                                                             expiration of the rights offering.

                                                             Even though the Apollo Stockholders acquired
                                                             38,765,848 shares of our non-voting common stock in
                                                             the advance purchase, in order to enhance the
                                                             over-subscription rights of the other stockholders,
                                                             the Apollo Stockholders have agreed that their
                                                             over-subscription privilege is based upon the
                                                             assumption that their basic subscription privilege was
                                                             limited to 12,709,499 shares, the total number of
                                                             shares of voting common stock held by them immediately
                                                             prior to entering into the Investment Agreement.

Conditions to the Rights Offering......................      The rights offering is expressly conditioned upon
                                                             approval by our stockholders and will not be undertaken
                                                             if stockholder approval is not obtained.

Subscription Price.....................................      $           per share.

Record Date............................................      May    , 2002.

Expiration Date........................................      The rights will expire, if not exercised, at 5:00 p.m.,
                                                             New York City time, on June    , 2002, unless we decide
                                                             to extend the rights offering until some later time.

Non-Transferability of Rights..........................      The rights are not transferable, except to affiliates
                                                             of the recipient and by operation of law.

Procedure for Exercising Rights........................      You may exercise your rights by properly completing and
                                                             signing your rights certificate.  You must deliver your
                                                             rights certificate with full payment of the
                                                             subscription price (including any amounts in respect of
                                                             the over-subscription privilege) to the subscription
                                                             agent on or prior to the expiration date.  If you use
                                                             the mail, we recommend that you use insured, registered
                                                             mail, return receipt requested.  If you cannot deliver
                                                             your rights certificate to the subscription agent on
                                                             time, you may follow the guaranteed delivery procedures
                                                             described under "The Rights Offering--Guaranteed
                                                             Delivery Procedures" beginning on page 25.

No Revocation .........................................      Once you have exercised your basic subscription
                                                             privilege your exercise may not be revoked.  Rights not
                                                             exercised prior to the expiration of the rights
                                                             offering will expire.
How Rights Holders Can
    Exercise Rights Through Others.....................      If you hold shares of our common stock through a
                                                             broker, custodian bank or other nominee, we will ask
                                                             your broker, custodian bank or other nominee to notify
                                                             you of the rights offering.  If you wish to exercise
                                                             your rights, you will need to have your broker,
                                                             custodian bank or other nominee act for you.  To
                                                             indicate your decision, you should complete and return
                                                             to your broker, custodian bank or other nominee the
                                                             form entitled "Beneficial Owner Election Form."  You
                                                             should receive this form from your broker, custodian
                                                             bank or other nominee with the other rights offering
                                                             materials.  You should contact your broker, custodian
                                                             bank or other nominee if you believe you are entitled
                                                             to participate in the rights offering but you have not
                                                             received this form.

How Foreign Stockholders and
    Stockholders with APO or FPO
    Addresses Can Exercise Rights......................      The subscription agent will mail rights certificates to
                                                             you if you are a stockholder whose address is outside
                                                             the United States or if you have an Army Post Office or
                                                             a Fleet Post Office address.  To exercise your rights,
                                                             you must notify the subscription agent on or prior to
                                                             5:00 p.m., New York City time, on June       , 2002,
                                                             and take all other steps which are necessary to
                                                             exercise your rights, on or prior to the date on which
                                                             the rights offering expires.  If you do not follow
                                                             these procedures prior to the expiration of the rights
                                                             offering, your rights will expire.
Certain United States Federal
    Income Tax Consequences............................      A holder should not recognize income or loss for
                                                             federal income tax purposes in connection with the
                                                             receipt or exercise of subscription rights in the
                                                             rights offering.  For a detailed discussion see
                                                             "Certain United States Federal Income Tax Consequences."

Issuance of Our Common Stock...........................      We will issue certificates representing shares
                                                             purchased in the rights offering as soon as practicable
                                                             after the expiration of the rights offering.

No Recommendation to Rights Holders....................      We are not making any recommendations as to whether or
                                                             not you should subscribe for shares of our common
                                                             stock.  You should decide whether to subscribe for
                                                             shares based upon your own assessment of your best
                                                             interests.

Nasdaq Listing of Our Common Stock.....................      Our common stock is traded on the Nasdaq National
                                                             Market under the symbol "RRRR."  On April 3, 2002, the
                                                             last trading day prior to our public announcement of
                                                             the rights offering, the closing price of our common
                                                             stock on Nasdaq was $0.28 per share.  On May      ,
                                                             2002, the last trading day before the date of this
                                                             prospectus, the closing price of our common stock on
                                                             Nasdaq was $         per share.

Nasdaq Symbol for Our Common Stock.....................      "RRRR"

Advance Purchase.......................................      On April 2, 2002, the Apollo Stockholders purchased
                                                             38,765,848 shares of our non-voting common stock at a
                                                             price of $0.255 per share for an aggregate purchase
                                                             price of $9,885,291.  The basic subscription rights the
                                                             Apollo Stockholders will receive in the rights offering
                                                             will be deemed to have been exercised by this advance
                                                             purchase of our non-voting common stock.  As part of
                                                             this advance purchase, the Apollo Stockholders have
                                                             agreed to not exercise any of the basic subscription
                                                             rights they receive in the rights offering.  The
                                                             advance purchase price paid by the Apollo Stockholders
                                                             will be adjusted to equal the per share subscription
                                                             price in the rights offering.

Use of Proceeds........................................      If no stockholders other than the Apollo Stockholders
                                                             subscribe for shares of our common stock in the rights
                                                             offering, we will have raised $9,885,291 in proceeds
                                                             from the advance purchase by the Apollo Stockholders.
                                                             If the rights offering is fully subscribed, our net
                                                             proceeds from the rights offering will be approximately
                                                             $23 million assuming a subscription price of $0.255 per
                                                             share.  The actual proceeds will depend on the numbers
                                                             of shares subscribed for in the rights offering. The
                                                             net proceeds will be used to supplement our cash
                                                             resources, to satisfy our ongoing cash requirements,
                                                             including our general and administrative expenses, and
                                                             to take advantage of business opportunities, including
                                                             maintaining or increasing our stake in the MSV joint
                                                             venture.

Subscription Agent.....................................      American Stock Transfer & Trust Company

Information Agent......................................

         For additional information concerning the rights offering, see "The Rights Offering" below.

                                Risk Factors

         An investment in the shares of our common stock is very risky. You should carefully consider the information set forth under "Risk Factors" beginning on page 8 and all of the information included and incorporated by reference in this prospectus before deciding to exercise your rights.

         Our executive offices are located at 44 West 18th Street, 6th Floor, New York, New York 10011, and our telephone number is (646) 638-9700.

                                RISK FACTORS

         This offering and an investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before deciding whether to invest in shares of our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us may also impair our operations and business. If we do not successfully address any one or more of the risks described below, there could be a material adverse effect on our financial condition, operating results and business. We cannot assure you that we will successfully address these risks.

Risks Relating to Our Operations

         The recent winding down of our Internet professional services business has resulted in uncertainty about our prospects and future operating results.

         During the year ended December 31, 2001, we ceased funding our Internet professional services subsidiary, Rare Medium, Inc. and its LiveMarket subsidiary, and recognized restructuring charges of approximately $55.6 million related to these businesses. Our interests in the MSV joint venture, our investment in XM Satellite Radio common stock, our Motient promissory note and our remaining investments in our venture portfolio companies are subject to a number of significant risks and uncertainties. As a result of these and other costs and risks, we may incur losses in the future, and our prospects, financial condition and future results are uncertain.

         The value of our interest in the MSV joint venture may never appreciate or may decline significantly in the future because the MSV joint venture is entering a new stage of development and its business involves a high degree of risk.

         Our interest in the MSV joint venture represents a substantial portion of the value of our total assets. The value of our investment in the MSV joint venture may never appreciate in value or may decline rapidly in value in the future. The MSV joint venture is entering a new stage of development with significant future funding requirements and its business is subject to a number of significant risks and uncertainties. These risks include

         o        rapid technological change;

         o        intense competition; and

         o pervasive government regulation by the FCC in the United States and by Industry Canada, its counterpart in Canada.

          The FCC and Industry Canada are currently considering applications submitted by the MSV joint venture which could, if granted by both regulatory authorities, greatly expand the scope of the MSV joint venture's business by permitting the MSV joint venture to incorporate an ancillary terrestrial component, or ATC, into its mobile satellite network. An ATC would permit the MSV joint venture to reuse its satellite spectrum terrestrially. In this regard, an ATC will allow communications devices on the MSV joint venture's system to operate inside of buildings and throughout urban environments, which is currently not possible due to terrain blockage from buildings and other urban structures which interrupt the satellite signal's path. In response to the MSV joint venture's application, the FCC has sought public comment on proposals to permit the incorporation of an ATC into mobile satellite services in various frequency bands, including the Big LEO (Low Earth Orbit) bands where Iridium and Globalstar provide service, as well as other mobile satellite frequency bands. If the FCC were to adopt all such proposals, the MSV joint venture would face increased competition in the provision of mobile satellite service using an ATC. Moreover, if the FCC grants these potential competitors approval prior to the MSV joint venture receiving approval for its application or grants more extensive or more favorable approvals to these potential competitors, the MSV joint venture's ability to implement its business strategy and compete effectively could also be harmed. If an ATC is not authorized, however, the MSV joint venture's business may be severely limited and the value of our interest in the MSV joint venture may be significantly impaired.

         Satellite services face numerous uncertainties that are unique to the industry. Satellite launches are inherently risky and launch failures occur. Moreover, once in orbit, satellites experience failures or technical anomalies that could damage the MSV joint venture's ability to provide services to its customers. While the MSV joint venture's satellites have not experienced significant anomalies, no assurance can be given that such anomalies will not occur. Satellites cannot easily be repaired once in orbit and, accordingly, even a technical anomaly short of total failure of the satellite could render the satellite useless. The MSV joint venture's application to incorporate an ATC contemplates that these services will be provided over a next-generation satellite. Accordingly, the MSV joint venture will face the risks attendant with launching new satellites in the near term should ATC be authorized and the MSV joint venture's application granted.

         It is likely that the MSV joint venture will need to raise additional funds through public or private debt or equity financings in order to

         o        implement its business plans;

         o take advantage of opportunities, including acquisitions of, or investments in, businesses or technologies;

         o        develop new services; or

         o        respond to competitive pressures.

We cannot assure you that any such additional financing will be available on terms favorable to the MSV joint venture, or at all. If the MSV joint venture does not receive certain regulatory approvals by the FCC and Industry Canada by March 31, 2003, certain other investors in the MSV joint venture are not obligated to invest an additional $50.0 million as currently anticipated, and this could materially adversely affect the MSV joint venture's implementation of its business plans if it is unable to raise additional funds from other sources. We cannot assure you that any additional financing the MSV joint venture may need will be available on favorable terms, or at all. In such case, the value of our interest in the MSV joint venture, which represents a substantial portion of the value of our total assets, may be materially adversely affected and, in turn, our financial condition, operating results and business may be materially and adversely affected.

         Governmental regulation of the mobile satellite services industry could negatively impact the value of our interest in the MSV joint venture.

          Currently, we are not subject to any direct governmental regulation other than the securities laws and regulations applicable to all publicly owned companies and laws and regulations applicable to businesses generally. The mobile satellite services business of the MSV joint venture, however, is subject to pervasive government regulation in the United States and Canada. Unlike some satellite services where a satellite licensee is granted an exclusive right to a predetermined amount of spectrum for a definite time period, L-band spectrum historically has been shared among five different licensees (Solidaridad in Mexico, TMI in Canada, Motient in the U.S., the Russian Federation, and Inmarsat), and these five licensees have agreed to coordinate their spectrum needs on an annual basis and divide the available L-band spectrum among themselves. Among other considerations, prior usage of the L-band to provide service is one factor determining the allotment to each licensee on an annual basis. Notwithstanding the agreement among these five countries to coordinate annually their spectrum usage in the L-band, the five licensees currently continue to operate pursuant to a coordination agreement reached in Mexico City in 1995 and annual coordination meetings have not been held since 1999. Motient and TMI were licensed by their respective communications regulatory agencies many years ago to use L-band spectrum in their respective countries. Following FCC and Industry Canada consent, each company recently assigned its respective L-band satellite licenses to the MSV joint venture. It is unclear how the annual coordination process described above will be affected by the assignment of the Motient and TMI licenses to the MSV joint venture and, accordingly, the MSV joint venture cannot be assured that it will have access to sufficient L-band spectrum to meet its needs in the future pursuant to this annual coordination process.

         Moreover, several companies recently were authorized by the FCC to use mobile earth terminals in the U.S. over the Inmarsat L-band satellites. These authorizations could increase the demand for and usage of the L-band by Inmarsat, which in turn could increase Inmarsat's demand for L-band spectrum pursuant to the annual coordination process in the L-band. The FCC also recently concluded a long-pending proceeding in which it originally had proposed to coordinate up to 28 MHz of L-band spectrum solely for Motient. The FCC determined early this year that numerous advances in satellite technology during the intervening years suggested that Motient's L-band spectrum needs could be satisfied with only 20 MHz of L-band spectrum. The FCC also indicated it would count toward Motient's 20 MHz allotment any spectrum assigned to the MSV joint venture from TMI as part of the MSV joint venture's application. These actions may cap the MSV joint venture's L-band spectrum at 20 MHz. The FCC further proposed that any new spectrum that becomes available in the L-band may be awarded to competing mobile satellite service providers. If the FCC adopts this proposal, the MSV joint venture could face increased competition in the mobile satellite services marketplace.

         Our investment in XM Satellite Radio common stock involves a high degree of risk because XM Satellite Radio is a company which only recently commenced generation of revenues.

         Our investment in XM Satellite Radio common stock involves a high degree of risk because XM Satellite Radio is a company which only recently commenced generation of revenues. We own five million shares of XM Satellite Radio common stock, which represents a substantial portion of our total assets based on the current market price of XM Satellite Radio common stock. The value of our investment in XM Satellite Radio has fluctuated significantly in the past and may decline rapidly in the future. XM Satellite Radio was a development stage company through the fourth quarter of 2001 and has just recently started to generate revenues. XM Satellite Radio has limited revenues, has incurred significant capital expenditures and losses and will likely require significant additional funding. XM Satellite Radio's business is subject to a number of significant risks and uncertainties such as rapid technological change, intense competition from Sirius Satellite Radio Inc., currently its sole competitor in the satellite radio market, and pervasive regulation by the FCC.

         Malfunctions in satellite technology could damage XM Satellite Radio's ability to provide services to its customers. While XM Satellite Radio's two satellites have been successfully launched into their respective orbital locations and to our knowledge have not yet experienced significant anomalies impairing current satellite operation, no assurance can be given that such anomalies will not occur. Satellites cannot easily be repaired once in orbit and, accordingly, even a technical anomaly short of total failure of the satellite could render the satellite useless, thereby harming XM Satellite Radio's ability to provide its service to its customers. Moreover, XM has publicly disclosed that the manufacturer of its two satellites has notified it of a progressive degradation problem with the solar array output power of satellites in the same class as XM's two existing satellites. According to XM, and to the best of the Company's knowledge, at the present time, the output power of XM's solar arrays and the broadcast signal strength are above minimum acceptable levels and are expected to remain that way at least through 2005, permitting full operation of the XM system (based on patterns projected by the manufacturer) through that time. There can be no assurances that the satellites' power system or broadcast system will not fail prior to that time or that XM will be able to adequately replace them by 2005, should they remain functional until then.

         On February 14, 2002, XM Satellite Radio's primary competitor, Sirius Satellite Radio, commenced commercial service in four markets in the U.S. Sirius also announced that it plans a nationwide rollout of commercial service before the end of 2002. Sirius Satellite Radio will compete directly with XM Satellite Radio for customers.

         Both XM Satellite Radio and Sirius Satellite Radio require the use of terrestrial repeaters to augment the satellite signal in certain locations in order to overcome the effects of terrain blockage (e.g., tall buildings or tunnels) and provide a robust, uninterrupted signal. XM Satellite Radio and Sirius Satellite Radio currently operate numerous terrestrial repeaters nationwide pursuant to special temporary authority ("STA") from the FCC. STAs generally run for a period of 180 days and may be renewed by the FCC upon request. On March 11, 2002, XM Satellite Radio applied for an extension of its current STA which expired in late March. Pursuant to the FCC's rules, XM Satellite Radio can continue to operate its terrestrial repeaters pursuant to the STA pending a final determination on the extension request. XM Satellite Radio cannot be assured that the FCC will renew the current STA for the use of its terrestrial repeaters.

         The FCC currently is seeking comment on proposed rules that will grant permanent authority to XM Satellite Radio and Sirius Satellite Radio to operate terrestrial repeaters. Several comments from the public have opposed the authorization of terrestrial repeaters. XM Satellite Radio cannot be assured that the FCC will adopt its proposed rules governing terrestrial repeaters or that the rules as adopted will be sufficient to permit XM Satellite Radio to operate the terrestrial repeaters at the requisite power levels. If the FCC fails to extend XM Satellite Radio's current STA or to adopt suitable rules governing terrestrial repeaters, XM Satellite Radio's business will be harmed.

         XM Satellite Radio will likely need to raise additional funds through public or private debt or equity financings in order to

         o        implement its business plans;

         o take advantage of opportunities, including acquisitions of, or investments in, businesses or technologies;

         o        develop new services; or

         o respond to competitive pressures. We cannot assure you that any such additional financing will be available on terms favorable to XM Satellite Radio, or at all.

         These risks and uncertainties may impair the value of our investment in XM Satellite Radio common stock. The value of our investment in XM Satellite Radio represents a significant portion of our total assets and fluctuates with the market price of XM Satellite Radio's common stock.

         The outcome and effects of the Motient bankruptcy proceedings on the Motient Notes and the MSV joint venture's regulatory approvals are highly uncertain.

         On January 10, 2002, Motient Corporation and its subsidiaries filed for protection under Chapter 11 of the United States Bankruptcy Code. As part of its filing Motient indicated that it would potentially challenge our right to the $26.2 million of outstanding principal amount of the exchangeable notes issued to us by Motient in October 2001. To mitigate the risk, uncertainties and expenses associated with Motient's proposed plan of reorganization, we agreed that, in connection with the approval of Motient's plan of reorganization, we would cancel the outstanding amounts on the Motient notes and receive a new note in the principal amount of $19.0 million to be issued by a new wholly-owned subsidiary of Motient that will own 100% of Motient Ventures Holding Inc., which owns all of Motient's interests in the MSV joint venture. The new note will be due in 3 years and will bear interest at a rate of 9% per annum. However, there can be no assurances that the Motient plan of reorganization will be approved. In the event the plan is not approved, we will retain our right to the original Motient Notes, but Motient's bankruptcy proceedings could have other effects on us. These effects could include the initiation of litigation directly against us to challenge the delivery to us of the shares of XM Satellite Radio common stock as partial repayment by Motient of the aggregate $50.0 million principal amount of the exchangeable notes issued to us in connection with two $25.0 million loans made to Motient by us in April and July 2001. In light of, among other things, the operating results and financial condition of Motient and the uncertainties as to the outcome of Motient's bankruptcy, there can be no assurance that we will be able to recover any of the $19.0 million for which we have currently agreed to compromise our claim, though we believe that our recovery on the compromised new note could be substantial. As a result of uncertainty with respect to the ultimate collection on either the original Motient notes or the new Motient note, we recognized a reserve for the entire amount of the original Motient notes. While we believe that the Motient plan of reorganization will be approved and do not believe that claims that may be made against he Motient notes have merit, if the Motient plan is not approved and the Motient notes are successfully challenged, such actions could also adversely impact the value of our investment in XM Satellite Radio's common stock.

         Motient and TMI filed applications with the FCC and Industry Canada seeking regulatory approval to (1) assign certain of their respective satellite assets and authorizations to the MSV joint venture and
(2) operate a next-generation satellite that incorporates an ATC for the provision of a more robust wireless communications offering through the MSV joint venture's next-generation satellite. Motient's bankruptcy could negatively impact the MSV joint venture's ability to obtain approval of its application to operate a next-generation satellite incorporating an ATC. In this regard, the MSV joint venture's application to launch and operate a next-generation mobile satellite system and to incorporate an ATC has been opposed by a number of parties, some of which argue that the FCC should reallocate satellite spectrum in the L-band to terrestrial use only. These parties have argued that, among other things, the inability of Motient to develop a vibrant business constitutes evidence that the mobile satellite industry is no longer viable and, therefore, the L-band spectrum should be reallocated to terrestrial wireless uses.

         Our business is subject to general economic conditions. Future economic downturns could have an adverse impact on the value of our interest in the MSV joint venture and our investment in XM Satellite Radio common stock.

         Our business is subject to fluctuations based upon the general economic conditions in North America and, to a lesser extent, the global economy. Future general economic downturns or a recession in the United States could substantially reduce the demand for satellite communications services, thereby reducing the market price of XM Satellite Radio common stock and the value of our interest in the MSV joint venture. A deterioration in existing economic conditions could therefore materially and adversely affect our financial condition, operating results and business.

         The Apollo Stockholders beneficially own a large percentage of our voting stock.

         As of the date of this prospectus, the Apollo Stockholders owned 12,709,499 shares of our outstanding voting common stock, 38,765,848 shares of our non-voting common stock, all of the 1,073,007 outstanding shares our preferred stock and all of our outstanding warrants. These securities, collectively, entitle the Apollo Stockholders to approximately 29.9% of the voting power of our outstanding voting securities. Assuming that all currently outstanding shares of our preferred stock are converted and all warrants are exercised, the Apollo Stockholders would own approximately 59.7% of our outstanding common stock. As a result of the rights offering the ownership of the Apollo Stockholder could increase further as described under "The Right Offering - Effects of Rights Offerings on The Apollo Stockholders' Securities and Ownership". Additionally, the Apollo Stockholders' ownership interest in our company may increase upon their conversion of additional shares of convertible preferred stock or exercise of additional warrants received as in-kind dividends on its shares of preferred stock. As long as the Apollo Stockholders own at least 100,000 shares of the preferred stock, we are precluded from taking various corporate actions and entering into various transactions, without the Apollo Stockholders' consent. These corporate actions and transactions are described in our proxy statement for the stockholders' meeting held on August 19, 1999 which is incorporated herein by reference. As long as the Apollo Stockholders own at least 100,000 shares of our preferred stock, the holders of the preferred stock, voting as a separate class, have the right to elect two of the members of our board of directors and have certain approval rights with respect to additional members of our board of directors in the event that the size of our board of directors is increased. In addition, the Apollo Stockholders are entitled to an aggregate limit of 9,750,000 votes with respect to the preferred stock, or
9.09 votes per share of preferred stock as of the date of this Prospectus.

         Because of the Apollo Stockholders' large percentage of ownership and their rights as the holders of preferred stock, the Apollo Stockholders may have significant influence over our management and policies, such as the election of our directors, the appointment of new management and the approval of any other action requiring the approval of our stockholders, including any amendments to our certificate of incorporation and mergers or sales of all or substantially all of our assets. In addition, the level of the Apollo Stockholders' ownership of our shares of common stock and these rights could have the effect of discouraging or impeding an unsolicited acquisition proposal.

         We may suffer adverse consequences if we are deemed to be an investment company.

         We may suffer adverse consequences if we are deemed to be an investment company under the Investment Company Act of 1940. A company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets, subject to certain exclusions. Some investments made by us may constitute investment securities under the Investment Company Act of 1940. If we were to be deemed an investment company, we would become subject to registration and regulation as an investment company under the Investment Company Act of 1940. If we failed to do so, we would be prohibited from engaging in business or issuing our securities and might be subject to civil and criminal penalties for noncompliance. In addition, certain of our contracts might be voidable, and a court-appointed receiver could take control of our company and liquidate our business. If we registered as an investment company, we would be subject to restrictions regarding our operations, investments, capital structure, governance and reporting of our results of operations, among other things, and our ability to operate as we have in the past would be adversely affected.

         Although our investment securities currently comprise more than 40% of our assets, fluctuations in the value of these securities or of our other assets may cause this limit to be satisfied. In addition, we expect any excess value of our investment securities to be temporary as we intend to continue to increase our interests in non-investment businesses such as the MSV joint venture. Unless an exclusion or safe harbor were available to us, in certain circumstances, we would have to attempt to reduce our investment securities as a percentage of our total assets in order to avoid becoming subject to the requirements of the Investment Company Act of 1940. This reduction can be attempted in a number of ways, including the disposition of investment securities and the acquisition of non-investment security assets. If we were required to sell investment securities, we may sell them sooner than we otherwise would. These sales may be at depressed prices, and we may never realize anticipated benefits from, or may incur losses on, these investments. Some investments may not be sold due to contractual or legal restrictions or the inability to locate a suitable buyer. Moreover, we may incur tax liabilities when we sell assets. We may also be unable to purchase additional investment securities that may be important to our operating strategy. If we decide to acquire non-investment security assets, we may not be able to identify and acquire suitable assets and businesses.

Risks Related to Our Common Stock

         Fluctuations in our financial performance could adversely affect the trading price of our common stock.

         Our financial results may fluctuate as a result of a variety of factors, many of which are outside of our control, including

         o risks and uncertainties affecting the current and proposed business of the MSV joint venture and the mobile satellite services industry;

         o increased competition in the mobile satellite services industry;

         o fluctuations in the market price of XM Satellite Radio common stock;

         o costs associated with discontinuing our Internet professional services business; and

         o        general economic conditions.

         As a result of these possible fluctuations, period-to-period comparisons of our financial results may not be reliable indicators of future performance.

         The price of our common stock has been volatile.

         The market price of our common stock has been, and is likely to continue to be, volatile, experiencing wide fluctuations. In recent years, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many companies providing Internet-related products and services. Some of these fluctuations appear to be unrelated or disproportionate to the operating performance of such companies. Future market movements may materially and adversely affect the market price of our common stock.

         We do not intend to pay dividends on shares of our common stock in the foreseeable future.

         We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future.

         The issuance of preferred stock or additional common stock may adversely affect our stockholders.

         Our board of directors has the authority to issue up to 10,000,000 shares of our preferred stock and to determine the terms, including voting rights, of those shares without any further vote or action by our common stockholders. The voting and other rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Similarly, our board may issue additional shares of common stock without any further vote or action by common stockholders, which would have the effect of diluting common stockholders. An issuance could occur in the context of another public or private offering of shares of common stock or preferred stock or in a situation where the common stock or preferred stock is used to acquire the assets or stock of another company. The issuance of common stock or preferred stock, while providing desirable flexibility in connection with possible acquisitions, investments and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control.

         Anti-takeover provisions could make a third-party acquisition of our company difficult.

         We are a Delaware corporation. The Delaware General Corporation Law contains provisions that could make it more difficult for a third party to acquire control of our company. In addition, we have a classified board of directors, with each board member serving a staggered three-year term. The existence of a classified board could make it more difficult for a third-party to acquire control of our company.

         Shares eligible for future sale could cause our stock price to decline.

         The market price of our common stock could decline as a result of future sales of substantial amounts of our common stock, or the perception that such sales could occur. Furthermore, certain of our existing stockholders have the right to require us to register their shares, and the holders of our preferred stock and warrants have the right to require us to register the shares of common stock underlying these securities, which may facilitate their sale of shares in the public market.

         Our common stock could be delisted from the Nasdaq National Market which could seriously limit the liquidity and negatively affect the value of our common stock.

         By letter dated, February 14, 2002, Nasdaq notified us that if at any time prior to May 15, 2002, the bid price of our common stock is at not least $1.00 for a minimum of ten consecutive trading days, Nasdaq will notify us that the common stock will be delisted from the Nasdaq National Market for failure to satisfy the minimum bid price requirement. As described above, we plan to effect a reverse stock split in an attempt to increase the market price of the common stock. However, the reverse stock split requires approval by our stockholders and we plan to hold a stockholders meeting for this purpose on or about June , 2002. We believe that the plan to effect the reverse stock split will prevent delisting of our common stock on May 15, 2002, so long as we are pursuing the required stockholder vote.

         If the reverse stock split is not approved by our stockholders, then it is likely, absent a significant upward movement in the trading price of our common stock, that we will not satisfy the requirements for continued listing on the Nasdaq National Market or initial listing on either the New York Stock Exchange or the American Stock Exchange. If Nasdaq determines to delist our common stock, we plan to appeal the determination pursuant to Nasdaq's procedures. There is no assurance that we would be successful in appealing any determination by Nasdaq to delist our common stock. If our listing on the Nasdaq cannot be maintained, stockholders may experience a greater difficulty in trading shares of our common stock and the price of our common stock could be adversely affected. This lack of liquidity may also make it more difficult for us to raise capital.

         In addition to satisfying the minimum average closing price requirement, we would also need to continue to satisfy all other applicable Nasdaq listing criteria. Therefore, we cannot assure you that we will be successful in meeting these and other listing criteria of Nasdaq or that, in the event that our common stock is delisted from the Nasdaq National Market, we will be successful in maintaining the listing of the common stock on the Nasdaq SmallCap Market or obtaining an initial listing on any other stock exchange.

         The delisting of our common stock from the Nasdaq National Market would result in an event of non-compliance under the provisions of our preferred stock held by the Apollo Stockholders. If we are unable to obtain a waiver of this event of non-compliance, the Apollo Stockholders would be entitled to elect a majority of the members of our board of directors. This would provide the Apollo Stockholders with the ability to control our management and policies.

         If our common stock is deemed 'penny stock,' its liquidity will be adversely affected.

         If the market price for our common stock remains below $1.00 per share and is no longer listed on the Nasdaq National Market or another national securities exchange or quotation system, our common stock may be deemed to be penny stock. If our common stock is considered penny stock, it would be subject to rules that impose additional sales practices on broker-dealers who sell our securities. For example, broker-dealers must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Also, a disclosure schedule must be prepared before any transaction involving a penny stock, and disclosure is required about (1) sales commissions payable to both the broker-dealer and the registered representative and (2) current quotations for the securities. Monthly statements are also required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock. The additional burdens imposed upon broker-dealers by these requirements could discourage them from facilitating trades in our common stock, which could have an adverse effect on the liquidity of our common stock.

Risks Associated with the Reverse Stock Split

         The market price of our stock may not increase proportionately with the split ratio.

         In addition to seeking approval from our stockholders to conduct this rights offering, we are also soliciting our stockholders to approve a one for ten reverse stock split. If both the rights offering and reverse stock split are approved, we intend to complete the rights offering and we may, in the sole discretion of our board of directors, complete the reverse stock split sometime thereafter. If the reverse stock split is completed, there can be no assurance that the market price of the shares will increase proportionately to the ratio of the reverse stock split, in which case the common stock may trade at a price that is lower than the price paid for equivalent shares in the rights offering.

         The successful completion of the reverse stock split will result in an increase in the number of our authorized but unissued shares of common stock which may be construed as having an anti-takeover effect.

         Because the proposed one for ten reverse stock split will not affect our authorized capital, the number of authorized but unissued shares of common stock will increase following the reverse stock split. This may be construed as having an anti-takeover effect to the extent it would permit the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our Restated Certificate of Incorporation or Amended and Restated Bylaws. We have no current plans to issue any of the additional authorized but unissued shares of our common stock that will become available as a result of the reverse stock split and the corresponding amendment to our Restated Certificate of Incorporation.

         The reverse stock split could result in a decrease in our aggregate market capitalization due to a decrease in the market price of our common stock following the effective date of the reverse stock split.

         Although the reverse stock split would not, by itself, affect our assets or prospects, the reverse stock split could result in a decrease in our aggregate market capitalization due to a decrease in the market price of our common stock following the effective date.

Risks Related to the Rights Offering

         If you do not exercise your full basic subscription right, your percentage ownership and voting rights in us will decrease.

         If you choose not to exercise your basic subscription right in full, your relative ownership interest in us will be diluted to the extent others exercise their basic subscription and over-subscription rights. Your voting rights and percentage interest in any of our net earnings will also be diluted if you do not exercise your rights in full. We are unable to determine the precise total number of shares that will be actually sold in the rights offering, but, if all of the shares of common stock which we are offering, including the shares of non-voting common stock sold in the advance purchase, are purchased upon the exercise of basic subscription rights and over-subscription rights, our total outstanding shares of common stock will be increased by 140%. If you do not exercise any of the rights distributed to you, your percentage interest as a shareholder will be diluted by at least 37% and you could be diluted by as much as approximately 58% if all other stockholders exercise their rights in the rights offering.

         The rights offering may result in our issuance of up to an additional 91,381,315 shares of our common stock, assuming full exercise of rights.

         Furthermore, even though the rights will be offered on a one for one basis to each holder of our common stock, due to the anti-dilution adjustments and the participation rights of the preferred stock and the Series 1-A and 2-A Warrants, the percentage of common stock owned by stockholders, other than the Apollo Stockholders, will decrease. This will be the case even if you exercise the rights you will receive in full.

         The subscription price determined for this offering in not an indication of our value.

         As provided for in our agreement with the Apollo Stockholders, the subscription price was set at 85% of the average market price of the common stock over a number of trading days prior to the commencement of the rights offering as determined in good faith by our board of directors. The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of our value. After the date of this prospectus, our common stock may trade at prices above or below the offering price.

         Our proceeds from this rights offering are indeterminate.

         If no stockholders subscribe for shares of our common stock in the rights offering, we will have raised a minimum of $9,885,291 from the advance purchase of non-voting common stock by the Apollo Stockholders. Assuming the rights offering is fully subscribed, our net proceeds will be approximately $ million.

         The rights offering is not conditioned upon any minimum level of exercise of the rights.

         You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.

          The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below $ , you will have committed to buying shares of common stock at a price above the prevailing market price. Our common stock is traded on the Nasdaq National Market under the symbol "RRRR" and the last reported sales price of our common stock on the Nasdaq National Market on May , 2002 was $ per share. Once you have exercised your subscription rights, you may not revoke your exercise. Moreover, you may be unable to sell your shares of common stock at a price equal to or greater than the offering price.

         Once you exercise your subscription rights, you cannot change your mind, but we may cancel the rights offering.

          Once you exercise your subscription rights, you may not revoke the exercise. If we elect to withdraw or terminate the rights offering, neither the subscription agent nor we will have any obligation with respect to the subscription rights except to return, without interest or penalty, any subscription payments.

         You will not receive interest on subscription funds returned to you.

         If we elect to cancel the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments to you.

         Because we may terminate the offering at any time, your participation in the offering is not assured.

         Once you exercise your subscription rights, you may not revoke the exercise for any reason unless we amend the offering. We may terminate the offering at any time. If we decide to terminate the offering, we will not have any obligation with respect to the subscription rights except to return any subscription payments, without interest.

         Need to Act Promptly and Follow Subscription Instructions.

         Stockholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to June , 2002, the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction the subscription agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

         Risk of Personal Checks.

         Any personal check used to pay for shares must clear prior to the expiration date, and the clearing process may require seven or more business days.

            THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS

         This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the consummation of the proposed transactions described above. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic conditions, competition, regulatory approvals necessary for the MSV joint venture to develop a business combining satellite operations with terrestrial base stations and the liquidity of XM Satellite Radio common stock. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to those contained under the Risk Factors section of this prospectus and our annual report on Form 10-K. We assume no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements or for prospective events that may have a retroactive effect.

                            THE RIGHTS OFFERING

Reasons For the Rights Offering

         At a meeting held on March 24, 2002, the board of directors discussed and authorized, subject to the approval of the Stipulation of Settlement by counsel to the plaintiffs in our pending stockholder class action litigation:

         o        the Investment Agreement under which the Apollo
                  Stockholders purchased 38,765,848 shares of non-voting common stock in advance of the rights offering;

         o        the Stipulation of Settlement with the Apollo
                  Stockholders and the plaintiffs in our pending stockholder class action litigation in which the parties agreed to settle all outstanding claims relating to that lawsuit; and

         o the commencement of the rights offering in connection with the execution of the Investment Agreement and the Stipulation of Settlement.

         The primary purpose for authorizing the rights offering, which is being made in connection with the Stipulation of Settlement, was to assist us in raising capital in a cost-effective manner to be available to satisfy potential and expected cash needs, including future investment opportunities relating to the MSV joint venture. The closing of the rights offering is subject to stockholder approval. If the rights offering is canceled, any funds we have received will be promptly refunded without interest.

         In reaching its conclusion, the board of directors considered a number of factors, including:

         o our potential needs for cash relative to our cash resources as of December 31, 2001 of $16.8 million, to satisfy anticipated obligations, and to take advantage of business opportunities, including opportunities which may become available to maintain or possibly increase our proportionate interest in the MSV joint venture and further our and MSV's business interests in light of the winding down of our Internet professional services business;

         o the potential to raise up to $23 million through a rights offering (including the advance purchase by the Apollo Stockholders of $9,885,291), assuming all rights are subscribed for at a price of $0.255 per share, with a minimum of transaction costs;

         o the opportunity that a rights offering allows all of our stockholders on the record date to participate and acquire additional shares of common stock at a discount to the market price;

         o the concerns of the board of directors as to other financing alternatives, in light of:

                  o the perception of the board of directors as to the difficulties in raising equity capital or debt in light of the current state of the capital markets and our business; and

                  o the belief of the board of directors that it is not an appropriate time to sell assets to raise cash;

         o the subscription price relative to the common stock's historical and recent trading price and pricing policies customary for transactions of this type;

         o the opinion of Houlihan Lokey Howard & Zukin as to the fairness, from a financial point of view, to our public stockholders of the rights offering, the advance purchase, the reverse stock split and other related transactions, but excluding the tender offer;

         o the Apollo Stockholders' willingness to subscribe in advance for the equivalent of 38,765,848 rights, which ensured that a minimum of $9,885,291 would be raised (subject to adjustment based on the subscription price in the rights offering);

         o the willingness of the Apollo Stockholders to modify certain of their rights under their original investment agreements, including:

                  o to consent to our grant of over-subscription rights to all stockholders;

                  o   to consent to the rights offering;

                  o to cancel, subject to final court approval of the Stipulation of Settlement, 20% of the warrants;

                  o to accept non-voting stock both in the advance purchase and in their over-subscription, which limits the impact of the rights offering on the voting power of the Apollo Stockholders and may permit us to raise more capital than if the Apollo Stockholders were to receive voting stock subject to their contractual requirements not to acquire shares with the right to cast more than 50% of the voting power of our capital stock;

                  o to elect, subject to final court approval of the Stipulation of Settlement, to receive dividends in the form of additional shares of preferred stock for two years, in lieu of receiving cash dividends; and

                  o to limit anti-dilution adjustments to only those rights exercised by persons other than the Apollo Stockholders;

         o the potential impact of the rights offering on relative voting and ownership interests of our stockholders as described under "Effects of Rights Offering on Preferred Stock and Warrants" on page 17;

         o the fact that the terms of the rights offering were reviewed by, and negotiated with, counsel to the plaintiffs in the pending stockholder class action lawsuit against us, an unaffiliated third party, as part of an agreed upon settlement to such litigation contained in the Stipulation of Settlement;

         o the fact that, while the Apollo Stockholders may increase their percentage ownership as a result of the rights offering, the Apollo Stockholders, as a result of their agreeing to receive non-voting common stock, will not, as a result of the rights offering, increase their voting rights; and

         o        the potential tax consequences of the rights offering.

The Rights

         We will distribute to each holder of our common stock, warrants and preferred stock who is a record holder on the record date, which is on
May   , 2002, at no charge, one non-transferable subscription right for each share of our common stock they own or, in the case of rights distributed to the Apollo Stockholders, one share of non-voting common stock for each share into and for which the preferred stock and 80% of the warrants are convertible and exercisable. The rights will be evidenced by non-transferable rights certificates. Each right will allow you to purchase
one additional share of our common stock at a price of $    .

Expiration of the Rights Offering

         You may exercise your subscription privilege at any time before 5:00 p.m., New York City time, on June , 2002, the expiration date for the rights offering. We may, in our sole discretion, extend the time for exercising the rights. If you do not exercise your rights before the expiration date, your unexercised rights will be null and void. We will not be obligated to honor your exercise of rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents, except when you have timely transmitted the documents under the guaranteed delivery procedures described below. We may extend the expiration date by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

Subscription Privileges

         Basic Subscription Privilege. With your basic subscription privilege, you may purchase one share of our common stock per right, upon delivery of the required documents and payment of the subscription price of
$   per share. You are not required to exercise all of your rights. We will deliver to you certificates representing the shares which you purchased with your basic subscription privilege as soon as practicable after the rights offering has expired.

         Over-Subscription Privilege. Subject to the allocation described below, each subscription right also grants each stockholder an over-subscription privilege to purchase additional shares of common stock that are not purchased by other stockholders pursuant to their basic subscription privileges. You are entitled to exercise your over-subscription privilege only if you exercise your basic subscription privilege in full.

         If you wish to exercise your over-subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your subscription certificate. When you send in your subscription certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege). If the number of shares remaining after the exercise of all basic subscription privileges is not sufficient to satisfy all requests for shares pursuant to over-subscription privileges, you will be allocated additional shares pro-rata (subject to elimination of fractional shares), based on the number of shares you purchased through the basic subscription privilege in proportion to the total number of shares that you and other over-subscribing stockholders purchased through the basic subscription privilege. However, if your pro-rata allocation exceeds the number of shares you requested on your subscription certificate, then you will receive only the number of shares that you requested, and the remaining shares from your pro-rata allocation will be divided among other stockholders exercising their over-subscription privileges.

         The subscription rights the Apollo Stockholders received with respect to their basic subscription privilege will be deemed to have been exercised by their advance purchase on April 2, 2002, of 38,765,848 shares of non-voting common stock. For purposes of the Apollo Stockholders' over-subscription privilege, it is assumed that the Apollo Stockholders' basic subscription privilege was fully exercised but limited to 12,709, 499 shares, the total number of shares of voting common stock held by them immediately prior to entering into the Investment Agreement, thereby limiting their over-subscription privilege to the pro-rata participation based on this more limited number of shares of common stock.

         As soon as practicable after the expiration date, American Stock Transfer & Trust Company, acting as our Subscription Agent, will determine the number of shares of common stock that you may purchase pursuant to the over-subscription privilege. You will receive certificates representing these shares as soon as practicable after the expiration date. If you request and pay for more shares than are allocated to you, we will refund that overpayment, without interest. In connection with the exercise of the over-subscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the Subscription Agent as to the aggregate number of subscription rights that have been exercised, and the number of shares of common stock that are being requested through the over-subscription privilege, by each beneficial owner on whose behalf the nominee holder is acting.

Conditions to the Rights Offering

         The rights offering is expressly conditioned upon approval by our stockholders and will not be undertaken if stockholder approval is not obtained. If the stockholders do not approve the rights offering or the rights offering is not consummated by June 30, 2003, a committee consisting of all of our independent directors desiring to serve on such committee may elect to rescind the advance purchase made by the Apollo Stockholders. If the committee of independent directors decides that the advance purchase should be rescinded, then we will return the $9,885,291 received from the Apollo Stockholders plus interest accrued at the prime rate and cancel the 38,765,848 shares of non-voting common stock issued to the Apollo Stockholders.

Non-Transferability of the Rights

         Except in the limited circumstances described below, only you may exercise the basic subscription privilege and the over-subscription privilege. You may not sell, give away or otherwise transfer the basic subscription privilege or the over-subscription privilege.

         Notwithstanding the foregoing, you may transfer your rights to any affiliate of yours and your rights also may be transferred by operation of law; for example a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date of the rights offering.

Method of Subscription -- Exercise of Rights

         You may exercise your rights by delivering the following to the
subscription agent, at or prior to 5:00 p.m., New York City time, on June   ,
2002, the date on which the rights expire:

         o Your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation; and

         o Your full subscription price payment for each share subscribed for under your basic subscription privileges and your over-subscription privilege.

Method of Payment

         Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock you are subscribing for by either:

         o Check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the subscription agent; or

         o Wire transfer of immediately available funds, to the subscription account maintained by the subscription agent
                  at        ABA No.          , further credit to          ,
                  Attention:

Receipt of Payment

          Your payment will be considered received by the subscription agent only upon:

         o        Clearance of any uncertified check;

         o Receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

         o Receipt of collected funds in the subscription account designated above.

Clearance of Uncertified Checks

         If you are paying by uncertified personal check, please note that uncertified checks may take at least seven (7) business days to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received and clears by that time. We urge you to consider using a certified or cashier's check, money order or wire transfer of funds to avoid missing the opportunity to exercise your rights.

Delivery of Subscription Materials and Payment

         You should deliver your rights certificate and payment of the subscription price or, if applicable, notices of guaranteed delivery, to the subscription agent by one of the methods described below:

         If by mail to:



         If by hand delivery or by overnight courier to:



         You may call the subscription agent at           .

         Your delivery to an address other than the address set forth above will not constitute valid delivery.

Calculation of Rights Exercised

         If you do not indicate the number of rights being exercised, or do not forward full payment of the total subscription price payment for the number of rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we will return the excess amount to you my mail without interest or deduction as soon as practicable after the expiration date of the rights offering.

Your Funds Will Be Held by the Subscription Agent Until Shares of Common Stock Are Issued

         The subscription agent will hold your payment of the subscription price payment in a segregated account with other payments received from other rights holders until we issue your shares to you.

Signature Guarantee May Be Required

         Your signature on each rights certificate must be guaranteed by an eligible institution such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

         o Your rights certificate provides that shares are to be delivered to you as record holder of those rights; or

         o        You are an eligible institution.

Notice to Beneficial Holders

         If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others on May __, 2002, the record date for the rights offering, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their rights. You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date for the rights offering, provided that, you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification" which we will provide to you with your rights offering materials.

Beneficial Owners

         If you are a beneficial owner of shares of our common stock or will receive your rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee exercise your rights, you should contact your nominee and request it to effect the transaction for you. To indicate your decision with respect to your rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate rights certificate, you should contact the nominee as soon as possible and request that a separate rights certificate be issued to you.

Instructions for Completing Your Rights Certificate

         You should read and follow the instructions accompanying the rights certificates carefully.

         If you want to exercise your rights, you should send your rights certificate(s) with your subscription price payment to the subscription agent. Do not send your rights certificate(s) and subscription price payment to us.

         You are responsible for the method of delivery of your rights certificate(s) with your subscription price payment to the subscription agent. If you send your rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time the rights offering expires. Because uncertified personal checks may take at least seven (7) business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.

Determinations Regarding the Exercise of Your Rights

         We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of your rights and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We may reject the exercise of any of your rights because of any defect or irregularity. We will not receive or accept any subscription until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

         Neither we, the subscription agent nor the information agent will be under any duty to notify you of any defect or irregularity in connection with your submission of rights certificates and we will not be liable for failure notify you of any defect or irregularity. We reserve the right to reject your exercise of rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept your exercise of rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law or is materially burdensome to Rare Medium.

Regulatory Limitation

         We will not be required to issue to you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

Guaranteed Delivery Procedures

         If you wish to exercise rights, but you do not have sufficient time to deliver the rights certificate evidencing your rights to the subscription agent on or before the time your rights expire, you may exercise your rights by the following guaranteed delivery procedures:

         o Deliver your subscription price payment in full for each share you subscribed for under your subscription privileges in the manner set forth in "--Method of Payment" on page 22 to the subscription agent on or prior to the expiration date;

         o        Deliver the form entitled "Notice of Guaranteed
                  Delivery", substantially in the form provided with the "Instructions as to Use of Rare Medium Rights
                  Certificates" distributed with your rights certificates at or prior to the expiration date; and

         o Deliver the properly completed rights certificate evidencing your rights being exercised and, the related nominee holder certification, if applicable, with any required signatures guaranteed, to the subscription agent within three (3) business days following the date of your Notice of Guaranteed Delivery.

         Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to the Use of Rare Medium Rights Certificates, which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantee institutions which are members of, or participants in, a signature guarantee program acceptable to the subscription agent.

         In your Notice of Guaranteed Delivery, you must state:

         o        Your name;

         o The number of rights represented by your rights certificates, the number of shares of our common stock you are subscribing for under your basic subscription privilege; and

         o Your guarantee that you will deliver to the subscription agent any rights certificates evidencing the rights you are exercising within three (3) business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

         You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificates at the address set forth above under "--Delivery of Subscription Materials and Payment" on page 23. You may alternatively transmit your Notice of Guaranteed Delivery to the subscription agent by facsimile transmission
(Facsimile No.:        or            ). To confirm facsimile deliveries,
you may call           .

         The subscription agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. Please call to request any copies of the form of Notice of Guaranteed Delivery. Banks and brokerage firms please call to request any copies of the form of Notice of Guaranteed Delivery.

Questions About Exercising Rights

         If you have any questions or require assistance regarding the method of exercising your rights or requests for additional copies of this prospectus, the Instructions as to the Use of Rare Medium Rights
Certificates or the Notice of Guaranteed Delivery, you should contact the information agent at the following address and telephone number:

Subscription Agent and Information Agent

         We have appointed American Stock Transfer & Trust Company to act
as subscription agent and           to act as information agent for the rights
offering. We will pay all fees and expenses of the subscription agent and the information agent related to the rights offering and have also agreed to indemnify the subscription agent and the information agent from liabilities which it may incur in connection with the rights offering.

No Revocation

         Once you have exercised your subscription privileges, you may not revoke your exercise. Rights not exercised prior to the expiration date of the rights offering will expire.

Procedures for DTC Participants

         We expect that your exercise of your basic subscription privilege may be made through the facilities of the Depository Trust Company. If your rights are held of record through DTC, you may exercise your basic subscription privilege and your over-subscription privilege by instructing DTC to transfer your rights from your account to the account of the subscription agent, together with certification as to the aggregate number of rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your subscription price payment for each share you subscribed for pursuant to your basic subscription privilege and your over-subscription privilege.

         No change will be made to the cash subscription price by reason of changes in the trading price of our common stock prior to the closing of the rights offering.

Foreign and Other Stockholders

         Rights certificates will be mailed to rights holders whose addresses are outside the United States or who have an Army Post Office or Fleet Post Office address. To exercise such rights, you must notify the subscription agent, and take all other steps which are necessary to exercise your rights on or prior to the expiration date of the rights offering. If the procedures set forth in the preceding sentence are not followed prior to the expiration date your rights will expire.

Expiration Date, Extensions and Termination

         We may extend the rights offering and the period for exercising your rights, in our sole discretion. The rights will expire at 5:00 p.m., New York City time, on June , 2002, unless we decide to extend the rights offering. If the commencement of the rights offering is delayed, the expiration date will be similarly extended. If you do not exercise your basic subscription privilege prior to that time, your rights will be null and void. We will not be required to issue shares of common stock to you if the subscription agent receives your subscription certificate or your payment after that time, regardless of when you sent the subscription certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described above. In addition, we may terminate the rights offering at any time prior to the time the rights offering expires.

Cancellation Right

         Our board of directors may cancel the rights offering in its sole discretion at any time prior to or on the expiration date for any reason (including a change in the market price of the common stock). In addition, we are soliciting our stockholders to approve the rights offering. If the rights offering is not approved by the stockholders, the board of directors may cancel the rights offering. If we cancel the rights offering, any funds you paid will be promptly refunded, without interest.

No Board Recommendation

         An investment in shares of our common stock must be made according to each investor's evaluation of its own best interests. Accordingly, our board of directors makes no recommendation to rights holders regarding whether they should exercise their rights.

Shares of Common Stock Outstanding After the Rights Offering

         Assuming we issue all of the shares of common stock offered in the rights offering, including the shares of non-voting common stock sold in the advance purchase, 156,706,281 shares of common stock will be issued and outstanding, at least 38,765,848 million of which will be non-voting shares. If every subscription right were exercised, this would represent a 140% increase in the number of outstanding shares of common stock.

         Even though the rights will be offered on a one for one basis to each holder of our common stock, due to the anti-dilution adjustments and the participation rights of the preferred stock and the Series 1-A and 2-A Warrants, the percentage of common stock owned by stockholders, other than the Apollo Stockholders, will decrease. This will be the case even if you exercise the rights you will receive in full.

Effects of Rights Offering on Our Stock Option Plans and Other Plans

         As of April 8, 2002, there were outstanding options to purchase 4,421,823 shares of common stock issued or committed to be issued pursuant to stock options granted by Rare Medium and our predecessors. Mr. Glenn S. Meyers, our chairman and chief executive officer, waived his right to receive subscription rights in the rights offering to which he was entitled under his employment agreement on account of his options. Other than Mr. Meyers' options, none of the outstanding options have antidilution or other provisions of adjustment which will be triggered by the rights offering. Each outstanding and unexercised option will remain unchanged and will be exercisable, subject to divesting, if any, for the same number of shares of common stock and at the same exercise price as before the rights offering.

Effects of Rights Offering on the Apollo Stockholders' Securities and Ownership

Anti-Dilution Adjustments

         o Under the terms of the preferred stock, the conversion price of the preferred stock is to be adjusted if, among other things, we issue rights to subscribe for our common stock at a price below the conversion price of the preferred stock in effect at the time of issuance of the rights. The calculation of the antidilution adjustment is described in our Definitive Proxy Statement for the Annual Meeting of Stockholders held on August 19, 1999. However, we have agreed with the Apollo Stockholders that the conversion price will be adjusted in connection with the rights offering only to the extent that shares of our common stock are actually issued in the rights offering excluding the shares of our non-voting stock acquired by the Apollo Stockholders in the advance purchase or pursuant to their over-subscription privilege. This will result in a smaller downward adjustment to the conversion price than a calculation methodology that includes all common stock issued in connection with the rights offering. At the time of issuance of the rights in the rights offering, the conversion price of the preferred stock is expected to continue to be $7.00 per share and, accordingly, an aggregate of 15,328,671 shares of common stock would be issuable upon conversion of the 1,073,007 shares of preferred stock that have a stated value of $107,300,700, or $100 per share. For illustrative purposes only, assuming a subscription price of $0.255 per share and that all stockholders exercise their basic subscription privilege in full, the conversion price of the preferred stock would be reduced to $3.99 per share, thereby increasing the number of shares of our common stock issuable upon conversion of all of the outstanding shares of preferred stock from 15,328,671 to 26,886,156. The actual adjustment will depend on the number of rights exercised.

         o Under the terms of the Series 1-A and Series 2-A Warrants, the exercise price of these warrants and the number of shares of common stock purchasable under such warrants is to be adjusted if, among other things, we issue rights to subscribe for our common stock at a price below the exercise price in effect at the time of issuance of the rights. However, we have agreed with the holders of the Series 1-A Warrants and Series 2-A that the exercise price and the number of shares of common stock purchasable under such warrants will be adjusted in connection with the rights offering only to the extent that shares of our common stock are actually issued in the rights offering excluding the shares of our non-voting stock acquired by the Apollo Stockholders in the advance purchase or pursuant to their over-subscription privilege. This will result in a smaller downward adjustment to the conversion price than a calculation methodology that includes all common stock issued in connection with the rights offering. At the time of issuance of the rights in the rights offering, the exercise price of the Series 1-A Warrants is expected to continue to be $4.20 per share and the exercise price of the Series 2-A Warrants is expected to continue to be $7.00 per share. For illustrative purposes only, assuming a subscription price of $0.255 per share and that all stockholders exercise their basic subscription privilege in full and assuming the cancellation of some warrants in connection with the litigation settlement, the exercise price of the Series 1-A Warrants would be reduced to $2.44 per share, thereby increasing the number of shares issuable upon exercise of all of the Series 1-A Warrants from 1,466,368 to 2,524,013 and the exercise price of the Series 2-A Warrants would be reduced to $3.993 per share, thereby increasing the number of shares issuable upon exercise of all of the Series 2-A Warrants from 9,810,031 to 17,206,585. The actual adjustment will depend on the number of rights exercised. The aggregate exercise price will remain unchanged.

Rights Distributable in Respect of Preferred Stock and Warrants

         o The Apollo Stockholders have, pursuant to their original investment documents, the right to receive subscription rights in respect of the common stock underlying their preferred stock and warrants, as if they had converted the preferred stock and exercised the warrants in full. The Apollo Stockholders would not need to actually convert the preferred stock or exercise the warrants in order to receive and exercise these rights. These rights would be in addition to the rights the Apollo Stockholders will receive in respect of the shares of our common stock that they own. As part of the advance purchase, the Apollo Stockholders will be deemed to have exercised their basic subscription rights by their advance purchase of 38,765,848 shares of our non-voting common stock and have agreed not to exercise the rights they receive in the rights offering and to hold the rights until they expire, except that the Apollo Stockholders may exercise their over-subscription privilege. Of the 38,765,848 shares of non-voting common stock acquired in the advance purchase, 26,056,349 represent subscription rights in respect of the common stock underlying the preferred stock and 80% of the warrants as of March 24, 2002. The remaining 12,709,499 shares of non-voting common stock represent subscription rights in respect of shares of common stock held by the Apollo Stockholders at the time of their advance purchase.

Over-Subscription Rights

         o Because of the advance purchase, the Apollo Stockholders have agreed not to exercise any basic subscription privilege received in the offering. For purposes of the over-subscription privilege, the Apollo Stockholders have agreed to limit their over-subscription pro-rata participation by assuming their basic subscription right is limited to 12,709,499 shares of common stock regardless of the amount of shares into which the preferred stock and warrants they hold are actually convertible.

         Even though the rights will be offered on a one for one basis to each holder of our common stock, due to the anti-dilution adjustments and the participation rights of the preferred stock and the Series 1-A and 2-A Warrants, the percentage of common stock owned by stockholders, other than the Apollo Stockholders, will decrease. This will be the case even if you exercise the rights you will receive in full. Under their original investment documents, the Apollo Stockholders have the right to subscribe for all unsubscribed rights in any of our rights offerings. The Apollo Stockholders have waived their right to subscribe for all unsubscribed rights in this rights offering and have consented to our grant of over-subscription rights to all stockholders.

         Set forth below, for illustrative purposes only and assuming a subscription price of $0.255 per share, are three scenarios which indicate the effect the rights offering and related share issuance could have on the amount of cash we raise and the Apollo Stockholders' relative voting and economic interest. As of the date of this prospectus, the Apollo Stockholders control 29.9% of the voting power of our outstanding capital stock and own 49.5% of our outstanding common stock (59.7% on a fully diluted basis assuming all of their preferred stock and warrants are converted and exercised in full).

         SCENARIO A - All subscription rights are subscribed for by the stockholders to whom the subscription rights were issued and the Apollo Stockholders do not exercise their over-subscription privilege.

         SCENARIO B - Through their advance purchase of our non-voting common stock, the Apollo Stockholders are the only stockholders to exercise subscription rights, but do not exercise their over-subscription rights.

         SCENARIO C - The Apollo Stockholders are the only stockholders to exercise subscription rights and, through their over-subscription privilege, the Apollo Stockholders acquire all of the shares offered


                                                                                           Apollo Stockholders'
                                                                                        Economic Ownership Percentage
                                                                       Apollo           -----------------------------
                   Total           Apollo                           Stockholders'
                   Rights       Stockholders'                          Voting                            At Maximum
   Scenario       Offered         Exercise        Cash Raised          %(a)            Undiluted(b)      Dilution(c)
   --------      ------------   ---------------   -----------          ----            ---------         ----------

       A          91,381,315       38,765,848     $23,302,235           17.6%            32.8%           48.2%
       B          91,381,315       38,765,848     $9,885,291            29.9%            49.5%           59.7%
       C          91,381,315       91,381,315     $23,302,235           29.9%            66.4%           71.3%

-------
(a)      Pursuant to the terms of the Investment Agreement governing the advance purchase, the Apollo Stockholders may exchange their non-voting common stock for common stock in order to maintain their 29.9% voting percentage.

(b) Does not give effect to conversion of the preferred stock or exercise of the warrants or outstanding stock options.

(c) Assumes conversion and exercise in full of the preferred stock and the warrants, but does not give effect to the exercise of outstanding stock options.

Other Matters

         We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of our common stock from rights holders who are residents of those states or other jurisdictions. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in order to comply with the securities law requirements of those states or other jurisdictions. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions you will not be eligible to participate in the rights offering.


              APOLLO ADVANCE PURCHASE AND INVESTMENT AGREEMENT

         In connection with the Stipulation of Settlement, we and the Apollo Stockholders entered into an Investment Agreement dated as of April 2, 2002. Under the Investment Agreement, and in connection with the Stipulation of Settlement, the Apollo Stockholders purchased in advance 38,765,848 shares of our non-voting common stock. This purchase equals the number of shares of voting common stock that the Apollo Stockholders would otherwise have been entitled to purchase in the rights offering, based on the number of securities held by them as of March 24, 2002, but after giving effect to the cancellation of some warrants in connection with the litigation settlement. The Apollo Stockholders paid $0.255 per share for an aggregate purchase price of $9,885,291. The Investment Agreement adjusts the per share advance purchase price paid by the Apollo Stockholders to equal the per share subscription price for the rights offering. In the event that the rights offering is not consummated by June 30, 2003 or is not approved by our stockholders, a committee consisting of all of our independent directors desiring to serve on such committee may elect to rescind the purchase of non-voting stock.

         The Investment Agreement also generally provides for the commencement of the rights offering in which our stockholders will receive non-transferable rights to purchase one additional share of our common stock for each share held as of a record date to be established and the proposed one for ten reverse stock split, both of which are subject to stockholder approval. The price at which the additional shares may be purchased in the rights offering will represent a 15% discount to the market price of our common stock at the time the rights offering is commenced, but will be no more than $0.33 per share and no less than $0.18 per share. The rights offering and the reverse stock split are subject to stockholder approval. The foregoing description of the Investment Agreement is qualified in its entirety by the text of the Investment Agreement which is an exhibit to the registration statement that includes this prospectus. See "Where You Can Find More Information" on page 36 of this prospectus.

         Contemporaneously with entering into the Investment Agreement, we, the Apollo Stockholders and the plaintiffs in our pending stockholder class action litigation entered into a Stipulation of Settlement in which the parties agreed to settle all outstanding claims relating to that lawsuit. The Stipulation of Settlement, as part of the settlement, contemplates the transactions described in the Investment Agreement. The description of the Investment Agreement and the Stipulation of Settlement in this prospectus is qualified in its entirety by the text of the Investment Agreement and the Stipulation of Settlement, respectively, which are exhibits to the registration statement that includes this prospectus.

         In the Stipulation of Settlement, the Apollo Stockholders agreed to make a tender offer to acquire, for cash, up to 15,002,909 shares of common stock. An affiliate of the Apollo Stockholders has commenced the tender offer, which is scheduled to expire on May 7, 2002 , at a price of $0.28 per share. The Apollo Stockholders have agreed that so long as any tendered shares are held by them or any of their affiliates, the Apollo Stockholders and their affiliates will cause all such shares held by them, which would otherwise entitle the Apollo Stockholders and their affiliates, collectively, to cast more than 29.9% of voting power of our outstanding capital stock, to be voted pro-rata with all other votes cast by holders of common stock.

         In addition, and as described in the Investment Agreement, we and the Apollo Stockholders have agreed:

         o that the Apollo Stockholders will vote all of their shares in favor of the rights offering, the reverse stock split and the proposal, described below, regarding the potential exchange of the non-voting common stock for common stock under specified limited conditions; except that the shares of common stock acquired in the tender offer will be voted pro-rata with all other votes cast on those issues by holders of voting common stock;

         o that, in connection with the rights offering, the Apollo Stockholders will waive anti-dilution rights in their preferred stock and warrants with respect to the non-voting common stock acquired by the Apollo
                  Stockholders in the advance purchase or their over-subscription privilege in the rights offering;

         o that the Apollo Stockholders' existing registration rights will be modified to cover the additional shares of common stock and non-voting stock that were acquired pursuant to the tender offer and the advance purchase and that they may acquire pursuant to the over-subscription privilege in the rights offering;

         o that, subject to stockholder approval, the Apollo Stockholders may exchange the non-voting common stock for common stock in connection with any transfer of the shares to a non-affiliate, in an amount not to exceed 10% of our voting power, and such transferee, to the Apollo Stockholders' knowledge, will not, as a result of the transfer, hold more than 15% of our voting power;

         o that, subject to stockholder approval, the Apollo Stockholders may also exchange the non-voting common stock for common stock if they will hold, after giving effect to such exchange, less than 29.9% of our voting power;

         o that so long as any tendered shares are held by them or any of their affiliates, the Apollo Stockholders will cause all such shares, which would otherwise entitle the Apollo Stockholders and their affiliates, collectively, to cast more than 29.9% of the voting power of our capital stock, to be voted pro-rata with all other votes cast by holders of voting common stock;

         o subject to final court approval of the Stipulation of Settlement, that 20% of the warrants held by the Apollo Stockholders to acquire shares of common stock will be cancelled;

         o subject to final court approval of the Stipulation of Settlement, that the Apollo Stockholders will elect to receive dividends on their shares of preferred stock in the form of additional shares of preferred stock, in lieu of cash dividends, for any dividend payment date occurring after June 30, 2002 and on or prior to June 30, 2004; and

         o subject to final court approval of the Stipulation of Settlement, that the Apollo Stockholders will agree to vote for two independent directors to our board of directors for the next five years.

         In the Stipulation of Settlement, we agreed to pay $100,000 in cash and issue shares of common stock with a value of $1,000,000 based on the tender offer price of $0.28 per share, as plaintiffs' counsels' fees and expenses, subject to court approval.

                              USE OF PROCEEDS

         If no stockholders other than the Apollo Stockholders subscribe for shares of our common stock in the rights offering, we will have raised $9,885,291 in proceeds from the advance purchase by the Apollo Stockholders. If the rights offering is fully subscribed, our net proceeds from the rights offering will be approximately $ million. The actual proceeds will depend on the numbers of shares subscribed for in the rights offering. The net proceeds will be used to supplement our cash resources, to satisfy our ongoing cash requirements, including our general and administrative expenses, and to take advantage of business opportunities, including maintaining or increasing our stake in the MSV joint venture.

                               CAPITALIZATION

         The following table presents our cash, cash equivalents and short-term investments and capitalization as of December 31, 2001, as adjusted to give pro forma effect to this rights offering assuming that the minimum amount is subscribed for and also assuming that the maximum amount is subscribed for. The adjusted amounts give effect to the rights offering as if it had occurred on December 31, 2001. You should read the following information together with our consolidated financial statements and the notes to those financial statements included in the documents incorporated by reference in this prospectus.

         The table excludes:

         o shares of common stock issuable upon the exercise of outstanding stock options;

         o shares of common stock reserved for future grants under our director, officer and employee stock option plans;

         o shares of common stock issuable upon conversion and exercise of our outstanding preferred stock, Series 1-A warrants and Series 2-A warrants; and

         o shares of common stock issuable to plaintiffs' counsel pursuant to the Stipulation of Settlement, subject to court approval.


                                                                             As of December 31, 2001
                                                                   ---------------------------------------------
                                                                                             As Adjusted
                                                                                              for the
                                                                                          Rights Offering
                                                                                     ---------------------------
                                                                    Actual           Minimum           Maximum
                                                                   --------          --------          ----------
                                                                        (in thousands, except share data)

Cash, cash equivalents and short-term investments...........      $    16,807      $                $
                                                                  =============    ===============  =============
Series A convertible preferred stock, net of unamortized
  discount of $45,768.......................................           59,558            59,558          59,558
Minority Interest...........................................           10,097            10,097          10,097
Stockholders' equity:
       Preferred stock, $.01 par value, authorized
         10,000,000 shares, issued 1,053,259 shares
         Series A convertible preferred stock...............               --                --              --
       Common stock, $.01 par value, authorized 200,000,000
         shares, issued 65,324,966 actual shares (a)........              653
       Non-voting common stock, $.01 par value, authorized
         100,000,000 shares, issued 0 actual shares (b).....               --
       Additional paid-in capital...........................          529,955
       Accumulated other comprehensive income...............           60,336            60,336          60,336
       Accumulated deficit..................................         (521,469)         (521,469)       (521,469)
       Treasury stock, at cost, 66,227 shares...............             (171)             (171)           (171)
                                                                  -----------       ------------      ----------
Total stockholders' equity..................................           69,304
                                                                  -----------       ------------      ----------
Total capitalization........................................      $   138,959       $                 $
                                                                  ===========       ============      ==========


-------------------
(a)      If no stockholders exercise rights received by them in the rights offering, the number of shares of voting common stock outstanding immediately after the rights offering will remain at 65,324,966 since all shares purchased by the Apollo Stockholders in the advance purchase and pursuant to the over-subscription privilege will be non-voting common stock.

(b) There will be at least 38,765,848 shares of non-voting common stock outstanding immediately following the rights offering, representing the shares purchased by the Apollo Stockholders in the advance purchase.


           CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following discussion is a summary of certain federal income tax consequences of the rights offering to holders of common stock that hold such stock as a capital asset for federal income tax purposes. This discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are U.S. persons and does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code, including, without limitation, holders of preferred stock or warrants, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired common stock pursuant to the exercise of compensatory stock options or otherwise as compensation.

         We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the rights offering or the related share issuance. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws. Accordingly, each holder of common stock should consult its tax advisor with respect to the particular tax consequences of the rights offering or the related share issuance to such holder.

         The federal income tax consequences for a holder of common stock on a receipt of subscription rights under the rights offering should be as follows:

         1. A holder should not recognize taxable income for federal income tax purposes in connection with the receipt of subscription rights in the rights offering.

         2. Except as provided in the following sentence, the tax basis of the subscription rights received by a holder in the rights offering should be zero. If either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (ii) the holder elects, in its federal income tax return for the taxable year in which the subscription rights are received, to allocate part of the tax basis of such common stock to the subscription rights, then upon exercise or transfer of the subscription rights, the holder's tax basis in the common stock should be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. A holder's holding period for the subscription rights received in the rights offering should include the holder's holding period for the common stock with respect to which the subscription rights were received.

         3. A holder which allows the subscription rights received in the rights offering to expire should not recognize any gain or loss, and the tax basis of the common stock owned by such holder with respect to which such subscription rights were distributed should be equal to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering.

         4. A holder should not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis of the common stock acquired through exercise of the subscription rights should equal the sum of the subscription price for the common stock and the holder's tax basis, if any, in the rights as described above. The holding period for the common stock acquired through exercise of the subscription rights should begin on the date the subscription rights are exercised.


                               LEGAL MATTERS

         Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, is acting as legal counsel to Rare Medium.


                                  EXPERTS

         The consolidated financial statements of Rare Medium Group, Inc. as of December 31, 2000 and 2001 and for each of the years in the three-year period ended December 31, 2001 are incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                    WHERE CAN YOU FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read or copy any document we file at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this information may also be obtained by mail from the SEC's Public Reference Branch at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, our filings with the SEC are also available to the public on the SEC's internet Web site at www.sec.gov. Our common stock is listed on the Nasdaq National Market, and our reports, proxy statements and other information concerning us may also be read and copied at the offices of The Nasdaq Stock Market, Reports Section, at 1735 K Street, Washington, D.C. 20006.

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to this rights offering. This prospectus does not contain all of the information set forth in the registration statement and its exhibits. Statements made by us in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete. For a more complete description of these contacts, agreements or other documents, you should carefully read the exhibits to the registration statement and the documents which we referenced listed on page (v) of this prospectus.

         The registration statement, together with its exhibits and schedules, which we filed with the SEC, may also be reviewed and copied at the public reference facilities of the SEC located at the addresses set forth above. Please call the SEC at 1-800-SEC-0330 for further information on its public reference facilities.

         You should rely only on the information contained and incorporated by reference in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any circumstance under which the offer or solicitation is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.


                              ---------------







                             91,381,315 Shares


                          Rare Medium Group, Inc.


                                Common Stock







                              ---------------

                                 Prospectus
                              ---------------










                                   , 2002



                                  PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

                SEC registration fee...............................[   ]
                Printing and engraving expenses....................    *
                Accountants' fees and expenses.....................    *
                Attorneys' fees and expenses.......................    *
                Miscellaneous......................................    *
                                                                   ----------
                                Total..............................    *
                                                                   ---------

----------
*        To be completed by amendment.

         Rare Medium will pay all of such expenses. All of the foregoing expenses are estimated except the SEC registration fee.

Item 15. Indemnification of Directors and Officers

         The Company's restated certificate of incorporation (the
"certificate of incorporation") contains a provision which provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director except for liabilities:

         (i) for any breach of the director's duty of loyalty;

         (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         (iii) for an unlawful dividend payment or an unlawful repurchase or redemption of stock under Section 174 of the Delaware General Corporation Law; or

         (iv) for any transaction from which the director derived an improper personal benefit.

         The Company's certificate of incorporation provides that the Company may indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amount paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         The Company's certificate of incorporation provides that the Company may indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application, that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the court of chancery or such other court shall deem proper.

         To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the Company's certificate of incorporation provides that he will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         Any indemnification under the provisions of the Company's certificate of incorporation (unless ordered by a court) will be made by the Company upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth above. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

         The Company's certificate of incorporation provides that the Company may pay expenses incurred by defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding in the manner provided herein upon receipt of any undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the Company.

         The Company's certificate of incorporation provides that the indemnification and advancement of expenses will, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         The Company's certificate of incorporation provides that the indemnification and advancement of expenses provided therein will not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or of any disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         The Company's certificate of incorporation provides that the Company may purchase and maintain insurance on behalf of any person who is or was serving the Company in any capacity referred to above against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of its certificate of incorporation.

         The Company's amended and restated by-laws (the "by-laws") provide that the Company will indemnify any director and any officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, quasi-administrative or investigative, other than an action by or in the right of the Company (a "Third Party Proceeding"), by reason of the fact that he or she was or is a director or officer, employee or agent of the Company, acting solely in such capacity, or a person serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, committee or other enterprise 50% or more of whose voting stock or equitable interest shall be owned by this Company (each an "Authorized Representative") against his or her expenses and liabilities (including attorneys' fees), actually and reasonably incurred by him or her in connection with the Third Party Proceeding if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the Company and, with respect to any Third Party Proceeding involving potential criminal liability (a "Criminal Third Party Proceeding"), had no reasonable cause to believe his or her conduct was unlawful or in violation of applicable rules. The termination of any Third Party Proceeding by judgment, order, settlement, consent filing of a criminal complaint or information, indictment, conviction or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company or, with respect to any Criminal Third Party Proceeding, had reasonable cause to believe that his or her conduct was unlawful.

         The Company's by-laws provide that the Company will indemnify any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by the Company to produce a judgment in favor of its shareholders, or any threatened, pending or completed action or suit in the right of the Company by its shareholders to procure a judgment in favor of the Company (a "Derivative Action") by reason of the fact that the director or officer was or is an Authorized Representative of the Company, against his or her expenses (including attorneys' fees) actually and reasonably incurred by the director or officer in the action if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the Company; except that no indemnification will be made in respect of any claim, issue or matter as to which he or she has been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company unless and only to the extent that the court of common pleas, or other similarly constituted state court, located in the county where the registered office of the Company is located or the court in which such Derivative Action is or was pending, determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, he or she is fairly and reasonably entitled to indemnify for expenses which the court deems proper.

         An Authorized Representative of the Company (other than a director or officer of the Company) may be indemnified by the Company or have his or her expenses advanced in accordance with the procedures described below. To the extent that an Authorized Representative of the Company has been successful on the merits or otherwise in defense of any Third Party Proceeding or Derivative Action or in defense of any claim, issue or matter therein, the Authorized Representative will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         Indemnification under the provisions of the Company's by-laws described above (unless ordered by a court, in which case the expenses, including attorneys' fees of the Authorized Representative in enforcing indemnification will be added to and included in the final judgment against the Company) will be made by the Company only as authorized in the specific case upon a determination that the indemnification of the Authorized Representative is required or proper in the circumstances because he or she has met the applicable standard of conduct set forth above or has been successful on the merits or as otherwise in defense of any Third Party Proceeding or Derivative Action and that the amount requested has been actually and reasonably incurred. Such determination shall be made:

         (a) By the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors of the Company who are not parties or have no economic or other collateral personal benefit relating to a Third Party Proceeding or Derivative Action ("Disinterested Directors"); or

         (b) If a quorum is not obtainable or, even if obtainable, a majority vote of a quorum of Disinterested Directors so directs, by independent legal counsel in a written opinion.

         The Company's by-laws provide that expenses incurred in defending a Third Party Proceeding or Derivative Action will be paid on behalf of a director or officer, and may be paid on behalf of any Authorized Representative, by the Company in advance of the final disposition of the action as authorized in the manner provided above (except that the person(s) making the determination thereunder need not make a determination on whether the applicable standard of conduct has been met unless a judicial determination has been made with respect thereto, or the person seeking indemnification has conceded that he or she has not met such standard) upon receipt of an undertaking by or on behalf of the Authorized Representative to repay the amount to be advanced unless it shall ultimately be determined that the Authorized Representative is entitled to be indemnified by the Company as required in the Company's by-laws or authorized by law. The financial ability of any Authorized Representative to make repayment will not be a prerequisite to making of an advance.

         The Company's by-laws provide the Company may purchase and maintain insurance on behalf of any person who is or was an Authorized Representative against any expenses and liabilities asserted against him or her and incurred by him or her in any such capacity, whether or not the Company would have the power to indemnify him or her against such expenses and liabilities under the provisions of the Company's by-laws.

         The indemnification provided by the Company's by-laws is not deemed to be exclusive of any other right to which a person seeking indemnification may be entitled under any statute, agreement, vote of Disinterested Directors, or otherwise, regardless of whether the event giving rise to indemnification occurred before or after the effectiveness thereof, both as to action taken in another capacity while holding his or her office or position, and will continue as to a person who has ceased to be an Authorized Representative of the Company and will inure to the benefit of his or her heirs and personal representatives.

Item 16. Exhibits

     Exhibit     Description
     Number

      4.1        Form of Rights Certificate.

      5.1        Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

      23.1 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

      23.2       Consent of KPMG LLP.

      24         Power of Attorney (included on signature page).

      99.1       Form of Instructions for Use of Rare Medium Rights
                 Certificates.

      99.2       Form of Notice of Guaranteed Delivery for Subscription
                 Rights.

      99.3       Form of Letter to Stockholders Who Are Record Holders.

      99.4       Form of Letter to Stockholders Who Are Beneficial Holders.

      99.5       Form of Letter to Clients of Stockholders Who Are
                 Beneficial Holders.

      99.6       Form of Nominee Holder Certification Form.

      99.7       Substitute Form W-9 for Use with the Rights Offering.

      99.8       Form of Beneficial Owner Election Form.

      99.9 Investment Agreement among the Registrant and the Apollo Stockholders, dated as of April 2, 2002 (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 4, 2002).

      99.10 Stipulation of Settlement in the matter of In Re Rare Medium Group, Inc. Shareholders Litigation, Consolidated C.A. No. 18879 NC (incorporated by reference to Exhibit
                 99.3 to the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 4,
                 2002).

Item 17. Undertakings

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions discussed in Item 15 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (b) The undersigned Registrant hereby undertakes:

               (1) that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

               (2) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.


                                 SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on the 12th day of April, 2002.


                                           RARE MEDIUM GROUP, INC.


                                           By:   /s/  Glenn S. Meyers
                                                 ---------------------
                                           Name:  Glenn S. Meyers
                                           Title: Chairman of the Board
                                                  and Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert C. Lewis and Craig C. Chesser his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) relating to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


       Signature                                    Title                                             Date


/s/  Glenn S. Meyers                        Chairman of the Board and                               April 12, 2002
--------------------                        Chief Executive Officer
Glenn S. Meyers


/s/  Andrew D. Africk                       Director                                                April 12, 2002
---------------------
Andrew D. Africk


/s/  Michael S. Gross                       Director                                                April 12, 2002
---------------------
Michael S. Gross


/s/  Jeffrey M. Killeen                     Director                                                April 12, 2002
-----------------------
Jeffrey M. Killeen


/s/  William F. Stasior                     Director                                                April 12, 2002
-----------------------
William F. Stasior


/s/  Marc J. Rowan                          Director                                                April 12, 2002
------------------
Marc J. Rowan


/s/  Craig C. Chesser                       Senior Vice President, Finance and Treasurer            April 12, 2002
---------------------                       (principal financial officer)
Craig C. Chesser


/s/  Michael A. Hultberg                    Senior Vice President and Controller (principal         April 12, 2002
------------------------                    accounting officer)
Michael A. Hultberg
